Exhibit 4.2

Execution Version

LSF9 CYPRESS HOLDINGS LLC,

FBM FINANCE, INC.,

EACH OF THE GUARANTORS PARTY HERETO,

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and as Collateral Agent

8.25% Senior Secured Notes due 2021

INDENTURE

Dated as of August 9, 2016

Notwithstanding anything herein to the contrary, the Liens and security interests granted to Wilmington Trust, National Association, as Collateral Agent, pursuant to the Collateral Documents in any Collateral and the exercise of any right or remedy by Wilmington Trust, National Association, as Collateral Agent, with respect to any Collateral hereunder are subject to the provisions of the ABL Intercreditor Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each Additional Junior Obligations Agent (as defined in the ABL Intercreditor Agreement) and each Additional Pari Passu Obligations Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall control.

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EXHIBIT A Form of Global Restricted Note

EXHIBIT B Form of Supplemental Indenture to Add Guarantors

EXHIBIT C Form of Pari Passu Intercreditor Agreement

v

INDENTURE dated as of August 9, 2016, among LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Issuer” or the “Company”), FBM Finance, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), each of the Guarantors party hereto and Wilmington Trust, National Association, a national banking association, as Trustee and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $575,000,000 aggregate principal amount of 8.25% Senior Secured Notes due 2021 on the date hereof (the “Initial Notes”) and (ii) any additional Notes that may be issued after the Issue Date (“Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, each of the Guarantors have duly authorized the execution and delivery of this Indenture to provide for its Guarantee of the Notes;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers, and (ii) to make this Indenture a valid agreement of the Issuers has been done;

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“ABL Administrative Agent” means Goldman Sachs Bank USA and any successor thereto, acting in its capacity as administrative agent under the ABL Credit Facility, or any other Person that acts as an “ABL Administrative Agent” under the ABL Intercreditor Agreement.

“ABL Agent” means the ABL Administrative Agent or the ABL Collateral Agent, as applicable.

“ABL Collateral Agent” means Bank of America, N.A. and any successor thereto, acting in its capacity as collateral agent under the ABL Credit Facility, or any other Person that acts as “ABL Collateral Agent” under the ABL Intercreditor Agreement.

“ABL Collateral Documents” means all agreements, documents or instruments pursuant to which a Lien is granted or purported to be granted on any assets of the Issuers or any Guarantor to secure any ABL Obligation or under which rights or remedies with respect to any such Lien are governed.

“ABL Credit Agreement” means the Credit Agreement, dated as of August 9, 2016, by and among the Company, Parent, certain of Parent’s Subsidiaries party thereto from time to time, the senior lenders (as named therein), the ABL Administrative Agent, and the ABL Collateral Agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“ABL Credit Facility” means the revolving asset-based credit facility provided or to be provided pursuant to the ABL Credit Agreement.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of August 9, 2016, among the Collateral Agent, the ABL Agent, any Other Pari Passu Agent party thereto and any authorized representative for the holders of Junior Lien Priority Indebtedness party thereto, acknowledged by the Issuers and the Guarantors, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“ABL Liens” means all Liens on the Collateral securing the ABL Obligations, whether created under the ABL Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any bankruptcy or insolvency proceeding, on the date of this Indenture or thereafter held by or on behalf of the ABL Agent or any other ABL Secured Parties, or any agent or trustee therefor.

“ABL Loan Documents” means the ABL Credit Agreement, the ABL Collateral Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with any ABL Obligations.

“ABL Obligations” means, collectively, the “Obligations”, as such term is defined in the ABL Credit Agreement, whether now existing or arising hereafter, including (a) all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations with respect to letters of credit; and obligations, indemnities, guarantees, and all other amounts payable under or secured by any ABL Loan Document (including, in each case, all post-petition interest accruing on or after the commencement of any bankruptcy or insolvency proceeding at the rate provided in the relevant ABL Loan Document, whether or not a claim for such post-petition interest is allowed or allowable in any such bankruptcy or insolvency proceeding) and (b) all bank product Obligations and ABL Secured Hedging Obligations to the extent constituting such Obligations, whether now existing or arising hereafter.

“ABL Priority Collateral” has the meaning ascribed to the term “Revolving Priority Collateral” in the ABL Intercreditor Agreement.

“ABL Secured Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Company or any Subsidiary of Parent shall be a “ABL Secured Hedging Agreement”.

“ABL Secured Hedging Obligations” means any and all obligations of Parent, the Company and each Subsidiary of Parent arising under each ABL Secured Hedging Agreement.

“ABL Secured Parties” means the ABL Agent, ABL Collateral Agent, the ABL Lenders and the ABL Issuing Banks (in the case of ABL Lenders and ABL Issuing Banks, as each such term is defined in the ABL Intercreditor Agreement) and the other holders of ABL Obligations.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition, or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary, or (4) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) or (4) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means property (other than an Excluded Asset) that is intended to be Collateral acquired by the Issuers or a Guarantor, or is property of a Person that becomes a Guarantor after the Issue Date, in each case that is not automatically subject to a perfected security interest under the Collateral Documents, over which the Issuers or such Guarantor will provide a Notes Lien in favor of the Collateral Agent, all as and to the extent required by this Indenture, any Intercreditor Agreement or the Collateral Documents.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.

“Applicable Premium” means the greater of (A) 1% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(1) the present value at such Redemption Date of (i) the redemption price of such Note at August 15, 2018 (such redemption price (expressed in percentage of principal amount) being set forth in Section 5.7 (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(2) the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall not have any duty to calculate or verify the Company’s calculation of the Applicable Premium.

“Applicable Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to August 15, 2018; provided, however, that if the period from the Redemption Date to August 15, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than Capital Stock of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(4) a disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $10.0 million;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) foreclosure, condemnation or any similar action with respect to any property or other assets (including any settlement of, or payment in respect of, any property or casualty insurance claim);

(12) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(13) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(14) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(15) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(16) any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(17) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted by this Indenture;

(18) dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(19) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(20) the partial or total unwinding of any Cash Management Services or Hedging Obligations pursuant to its terms;

(21) any lending or disposition of samples, including time-limited evaluation software, provided to customers or prospective customers;

(22) the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable law;

(23) dispositions of real property or tangible personal property (and any related intangible property) in Sale and Leaseback Transactions, provided that to the extent a single transaction or series of related transactions with a fair market value (as reasonably determined by the Company in good faith) in excess of $20.0 million in the aggregate: (a) the sale of such property is made for cash consideration in an amount not less than the fair market value (as reasonably determined by the Company in good faith) of such property, (b) such Sale and Leaseback Transaction is consummated within 180 days after the date on which such property is disposed, (c) any related Liens are permitted under this Indenture and (d) either (i) the Consolidated Total Leverage Ratio, determined on a pro forma basis at the time of and after giving effect to such transaction (but without netting the cash proceeds from such transaction), is equal to or less than 6.00:1.00 or (ii) the Net Available Cash of such transaction shall be applied to prepay Indebtedness of the Company or its Restricted Subsidiaries; provided, that if applied to any revolving credit facility, the commitments thereunder are not required to be reduced; provided, further, that in the case of any Sale and Leaseback Transaction in respect of the Specified Real Properties of the Company and the Guarantors, the Net Available Cash from such Sale and Leaseback Transaction may be applied in accordance with Section 3.3(b)(18); and

(24) other dispositions, or a series of related dispositions, which, when taken together with the aggregate amount of all other dispositions made pursuant to this clause, will not exceed the greater of (a) $5.0 million and (b) 3.5% of Run Rate EBITDA at the time of such dispositions.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Authentication Agent” means an institution, reasonably acceptable to the Issuers, appointed by the Trustee to authenticate the Notes.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (1) with respect to the Company or any limited liability company or corporation, the board of directors or managers, as applicable, of the corporation or limited liability company, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) (a) Dollars, Canadian dollars, euro, or any national currency of any current or former member state of the European Union; or (b) any other foreign currency held by the Company and its Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6) commercial paper rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) and in each case with maturities of not more than two years from the date of creation or acquisition;

(8) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(11) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) with maturities of two years or less from the date of acquisition;

(13) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14) Cash Equivalents or instruments similar to those referred to in clauses (1) through (13) above denominated in Dollars or any Alternative Currency;

(15) interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the type specified in clauses (1) through (14) above or the following paragraph; and

(16) any of the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (9) and clauses (11) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (16) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code and any subsidiary thereof.

“Change of Control” means:

(1) Parent ceases to directly, or indirectly through one or more Subsidiaries of Parent that are Guarantors (the “Intermediate Parents”), own 100% of the outstanding capital stock of the Company; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent other than in connection with any transaction or series of transactions in which the Parent shall become the wholly-owned subsidiary of a Parent Entity of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder); or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect wholly-owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to the Liens created by the Collateral Documents; provided, that the term “Collateral” shall not include any margin or collateral posted by the Issuers or any counterparty to a Hedge Agreement with respect to such Hedge Agreement as a result of any regulatory requirement, swap clearing organizational rule, or other similar regulation, rule, or requirement and shall not include any Excluded Assets.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as “Collateral Agent” under this Indenture and as “Collateral Agent” under the Collateral Documents or any successor or assign thereto in such capacity.

“Collateral Agreement” means the Collateral Agreement, dated as of August 9, 2016, by and among the Issuers, the Guarantors and the Collateral Agent.

“Collateral Documents” means, collectively, the Collateral Agreement and any other security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Collateral Foreign Subsidiary” means (w) any CFC, (x) any subsidiary, substantially all the assets of which constitute equity interests in or debt of a CFC, (y) any subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that owns (or is treated as owning for U.S. federal income tax purposes) more than 65% of the voting stock of a subsidiary described in clauses (w) or (x) above, or (z) any other subsidiary whose provision of a Guarantee or the pledge of 66 2/3% or more of the voting equity interests of which could constitute an investment in “United States property” by a CFC with respect to which the Company or the Co-Issuer is a “United States Shareholder” within the meaning of section 956 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in a material adverse tax consequence to Parent or one of its subsidiaries, as reasonably determined in good faith by the Company.

“Consolidated EBITDA” for any period means, with respect to any Person, the Consolidated Net Income for such period:

(1) increased (without duplication of each other, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (h), (j) and (t) below)), by:

(a) provision for Taxes based on income, profits or capital of the Company and its Restricted Subsidiaries, including Federal, state, provincial, franchise and similar taxes attributable to such period; plus

(b) total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees, agency fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Notes); plus

(c) depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of deferred financing fees or costs, including the amortization of original issue discount); plus

(d) amortization of intangibles (including goodwill); plus

(e) (A) Transaction Expenses, (B) any transaction fees, costs and expenses (including upfront fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Note Documents (including any amendment, waiver or other modification of the Notes), equity issuances (including any Equity Offering and any initial public offering), investments (including Investments), acquisitions, Asset Dispositions, recapitalizations, mergers, amalgamations, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions in each case whether or not consummated and (C) costs incurred in connection with strategic initiatives, transition costs and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and intellectual property development costs); plus

(f) non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses, including write-offs or write-downs (but not including any write-off or write-down of inventory or accounts receivable) and, if applicable, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes (provided, that, to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (i) the Company may determine not to add back such non-cash charge in the current period or (ii) to the extent the Company decides to add back such non-cash charge, the cash payable in respect thereof in such future period shall be subtracted from Consolidated EBITDA); plus

(g) any permitted management fees paid or accrued during such period and any other monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid to or on behalf of any Parent Entity or any of the Permitted Holders, to the extent permitted to be paid under Section 3.8 (and any accruals in respect thereof) (provided, that any amounts that are added back to Consolidated EBITDA pursuant to this clause (g) in respect of items accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause in any subsequent period); plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause 2 below for any previous period and not added back; plus

(i) (A) any non-cash costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management in each case; to the extent that such charges, costs, expenses, accruals or reserves are funded with Net Cash Proceeds contributed to the Company as a capital contribution or Net Cash Proceeds received by the Company from issuances of Capital Stock of the Company (other than Disqualified Stock); provided, however, that any such Net Cash Proceeds that are so received or contributed and applied pursuant to this clause (i)(B) shall (a) be excluded from the calculation of the amount available for making Restricted Payments set forth in Section 3.3(a)(iii) and (b) be excluded for purposes of Incurring Indebtedness; plus

(j) (A) pro forma “run rate” cost savings, pro forma adjustments, operating expense reductions and synergies related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within 24 months after the Issue Date; (B) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives, operating changes and other initiatives that are reasonably quantifiable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within 24 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative, operating change or other initiative; and (C) costs and expenses relating to achieving pro forma “run rate” cost savings, pro forma adjustments, operating expense reductions and synergies described in the preceding clauses (A) and (B) of this clause (j); plus

(k) restructuring and similar charges (including severance, relocation costs, entry into new markets, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)); plus

(l) all losses (x) upon any sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) and (y) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Company, assets or properties pending the divestiture or termination thereof); plus

(m) earn-out obligation expense incurred in connection with any acquisition or other Investment (including any acquisition or other investment consummated prior to the Issue Date) and paid or accrued during the applicable period; plus

(n) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus

(o) unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(p) non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non-wholly owned Subsidiaries; plus

(q) losses or discounts on sales of receivables and related assets in connection with any Qualified Securitization Financings; plus

(r) losses attributable to, and payments of, legal settlements, fines, judgments or orders; plus

(s) losses, expenses or other charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and losses, expenses or other charges relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges and losses relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officer’s insurance and other executive costs, legal and other professional fees and listing fees; plus

(t) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Company in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, to the extent previously added back to Consolidated Net Income in determining Consolidated EBITDA for a prior fiscal quarter such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarter)); plus

(u) other adjustments and add-backs reflected in the presentation of “Adjusted EBITDA” set forth in the “Offering Circular Summary—Summary Unaudited Pro Forma Condensed Combined Financial Data” section of the Offering Circular;

(2) decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(a) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense); plus

(b) any other non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA); plus

(c) any income or gain realized (A) upon any sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) or (B) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Company, assets or properties pending the divestiture or termination thereof); plus

(d) unrealized net income or gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, and gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(e) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus

(f) any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non-wholly owned Subsidiaries;

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the Notes or this Indenture, and (c) restrictions specified in Section 3.4(b)(14)(i)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any Sale and Leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including Transaction Expenses) or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5) the cumulative effect of a change in accounting principles, including any impact resulting from an election by the Company to apply IFRS at any time following the Issue Date;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary (including any net loss or gain resulting from Hedging Obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11) any goodwill or other intangible asset impairment charge or write-off;

(12) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments;

(13) accruals and reserves that are established within twelve (12) months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(14) any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(15) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Pari Passu Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness that is secured by a Lien (other than a Lien that is junior to the Lien securing the Notes) as of such date to (b) the aggregate amount of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to such date of the date of such determination for which internal consolidated financial statements of the Company are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio,” disregarding the first proviso set forth in the first paragraph of the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services and intercompany Indebtedness owed to the Company or any of its Restricted Subsidiaries) of the Company and its Restricted Subsidiaries outstanding on such date, minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio,” disregarding the first proviso set forth in the first paragraph of the definition of “Fixed Charge Coverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) the aggregate amount of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to such date of determination for which internal financial statements of the Company are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio,” disregarding the first proviso set forth in the first paragraph of the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

provided, however, that Contingent Obligations shall not include standard contractual indemnities or product warranties provided in the ordinary course of business or consistent with past practice.

“Controlling Collateral Agent” has the meaning set forth in the Pari Passu Intercreditor Agreement.

“Credit Facilities Obligations” means (1) Obligations of the Company and its Restricted Subsidiaries in respect of a Credit Facility, the Indebtedness in respect of which is incurred pursuant to Section 3.2(b)(1), which will include, for the avoidance of doubt, the ABL Obligations, (2) “Bank Product Obligations” (which is defined in the ABL Intercreditor Agreement to include certain cash management obligations), and (3) Hedging Obligations that are permitted to be secured pursuant to the definition of “Permitted Liens”.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the ABL Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original ABL Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(B) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” or “$”means the lawful currency of the United States of America.

“Domestic Restricted Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Contribution” means the sale of common stock of the Company to Parent, or the contribution by Parent to the common equity capital of the Company, on or prior to the Issue Date, in connection with the consummation of the Winroc Acquisition and the other Transactions (in each case, as defined in this offering circular).

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company; in each case, other than the Equity Contribution.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Assets” means the following:

(1)	any fee interest in real property (with all required mortgages being permitted to be delivered after the Issue Date) (x) located outside of the United States or (y) if the fair market value of such fee interest (together with improvements, other than personal property), as determined by the Company on, or, if subsequently acquired, by the later of the Issue Date and the date of acquisition thereof, is less than $5.0 million;

(2)	any leasehold interests in real property) (with no requirement to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters);

(3)	motor vehicles and other assets subject to certificates of title (other than the proceeds thereof), letter of credit rights (other than to the extent such rights can be perfected by filing a UCC financing statement) and any commercial tort claim with a value not exceeding $1,000,000;

(4)	“margin stock” (within the meaning of Regulation U);

(5)	any asset if the granting of a security interest or pledge in such asset would be prohibited by any law, rule or regulation or agreements with any governmental authority or would require the consent, approval, license or authorization of any governmental authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(6)	equity interests in any entities other than wholly-owned Subsidiaries to the extent not permitted by the terms of such entity’s organizational or joint venture documents;

(7)	any property of the Issuers or a Guarantor pledged or deposited to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, insurance, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, to the extent the terms of such documents (or the applicable statute) prohibit the Liens granted under the Collateral Documents (it being understood and agreed that such property will cease to be excluded, and will become subject to the Liens under the Collateral Documents, immediately and automatically at such time as such prohibitions cease to exist);

(8)	assets to the extent a security interest in such assets could result in an investment in “United States property” by a CFC (or any similar law or regulation in any applicable jurisdiction) or otherwise result in material adverse tax consequences to Parent or one of its Subsidiaries, as reasonably determined in good faith by the Company, it being understood that no more than 65% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of any Collateral Foreign Subsidiary shall be included in the Collateral;

(9)	deposit accounts, securities accounts, commodities accounts, and other similar accounts (A) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by persons other than the Issuers or a Guarantor, (B) that are zero-balance accounts, (C) that are accounts in jurisdictions other than in the jurisdiction of organization of the applicable granting Issuer or Guarantor, the United States or any state thereof, or (D) that are with respect to which the average daily balance of the funds maintained on deposit therein for the three month period ending on the date of determination does not exceed individually, $1,500,000 (“Excluded Accounts”); provided that if on the last day of any three month period ending on the date of determination the average daily balance of funds for the three months then ended on deposit in all deposit accounts or securities accounts that are Excluded Accounts pursuant to this subclause (E) at that time exceeds $3,000,000, the Company shall select which of such accounts shall cease to be Excluded Accounts;

(10)	any lease, license or other agreement related to any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Issuers or a Guarantor) after giving effect to the applicable anti assignment provisions of the UCC or other applicable law, other than proceeds and products thereof, to the extent the assignment of which is expressly deemed effective under the UCC and any applicable law in any relevant jurisdiction notwithstanding any such restriction;

(11)	those assets as to which the Company reasonably determines that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Noteholder Secured Parties of the security to be afforded thereby;

(12)	any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, the Issuers’ or a Guarantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(13)	any property of any Non-Guarantor Subsidiary and any property of any Person that is not a Subsidiary which, if a Subsidiary would constitute a Non-Guarantor Subsidiary;

(14)	receivables and related assets sold to any receivables subsidiary or otherwise pledged in connection with any Qualified Securitization Financing;

(15)	equity interests in Immaterial Subsidiaries (or any person that is not a Subsidiary which, if a Subsidiary would constitute an Immaterial Subsidiary), captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities in connection with Qualified Securitization Financings and Unrestricted Subsidiaries;

(16)	intercompany loans, indebtedness or receivables owed by any CFC or any other Collateral Foreign Subsidiary referred to in clause (8) above;

(17)	intellectual property requiring filing in a jurisdiction outside of the United States; and

(18)	any margin or collateral posted by the Issuers or any Grantor or any counterparty to a Hedge Agreement with respect to such Hedge Agreement as a result of any regulatory requirement, swap clearing organizational rule, or other similar regulation, rule, or requirement;

except, in each case, to the extent any such asset in the foregoing clauses (1) through (18) (other than clauses (8) and (16)) is pledged in respect of obligations of the Issuers and the Guarantors under the ABL Loan Documents and any such asset in clauses (8) and (16) is pledged in respect of obligations of the U.S. Borrowers (as such term is defined in the ABL Credit Agreement) under the ABL Loan Documents and provided that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be excluded.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the Equity Contribution, or the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Excluded Subsidiary” means any (a) Immaterial Subsidiary, (b) Unrestricted Subsidiary, (c) Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Issue Date (or, if later, the date it becomes a Restricted Subsidiary), and not created in contemplation hereof or of such Subsidiary becoming a Restricted Subsidiary, from guaranteeing the Notes or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (d) Collateral Foreign Subsidiary (other than a Collateral Foreign Subsidiary that is described solely in prong (y) of the definition of Collateral Foreign Subsidiary), (e) any subsidiary whose provision of a Guarantee would constitute an investment in “United States property” by a CFC with respect to which the Issuer or the Co-Issuer is a “United States shareholder” within the meaning of Section 956 of the Code or otherwise result in an adverse tax consequence to Parent or any of its Subsidiaries, as the Issuer reasonably determines, (f) not-for-profit Subsidiaries, (g) any Subsidiary that is not Wholly-Owned Domestic Restricted Subsidiary, (h) captive insurance Subsidiaries or (i) special purpose entities in connection with Securitization Facilities or Receivables Facilities.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements of the Company are available to the Fixed Charges of such Person for four consecutive quarters. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires, amends or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, as if the same had occurred at the beginning of the applicable period; provided, however, that for purposes of the pro forma calculation under Section 3.2(a) such calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) (other than clause (5)(ii) thereof).

For purposes of making the computation referred to above, any Investment, equity offering, acquisitions, dispositions, mergers, consolidations, disposed or discontinued operations (including the Transactions) and designation of any Unrestricted Subsidiary that have been made by the Company or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, equity offering, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (including the Transactions) and designation of any Unrestricted Subsidiary (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, equity offering, acquisition, disposition, merger, consolidation or disposed, discontinued operation or designation of any Unrestricted Subsidiary that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything in this definition or anything else to the contrary, when calculating the Consolidated Pari Passu Lien Secured Leverage Ratio, Consolidated Total Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Total Assets or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies provided that any such cost savings and synergies are reasonably quantifiable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within 24 months after such transaction). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided, that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided, that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.10 hereof. The Company shall give written notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Grantors” means the Issuers and each Guarantor.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Parent and each existing and future Wholly Owned Domestic Restricted Subsidiary of Parent (other than the Co-Issuer and any Excluded Subsidiary (unless such Excluded Subsidiary is designated as a Guarantor in accordance with the terms of this Indenture)), until such Guarantee is released pursuant to the terms of this Indenture.

“Hedge Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any Hedge Agreement.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, a Restricted Subsidiary (other than the Co-Issuer) (a) the Total Assets of which equal 2.50% or less of the Total Assets of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which financial statements have been delivered and (b) the gross revenues, of which constitute 2.50% or less of the total gross revenues of the Company and its Restricted Subsidiaries, on a consolidated basis, for the most recently ended fiscal quarter for which financial statements have been delivered; provided, however, that if at any time the aggregate amount of Total Assets as of the most recently ended four fiscal quarters for which internal financial statements have been delivered represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of Total Assets of the Company and its Subsidiaries as of such date, or the total gross revenues represented by all Immaterial Subsidiaries would not, but for this proviso, exceed 5.00% of the total gross revenues of the Company and its Subsidiaries, on a consolidated basis, in each case as of the most recently ended fiscal quarter for which financial statements have been delivered, then the Company shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if the Company shall make no such designation by the next date on which financial statements are delivered, one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Total Assets of the Company and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated). For purposes of this definition, Total Assets shall be calculated eliminating all intercompany items.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any Parent Entity appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii) Cash Management Services;

(iii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any “earnout” or other post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(vii) Capital Stock (other than Disqualified Stock).

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of national standing or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Purchasers” means Goldman, Sachs & Co., Jefferies Finance LLC, RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC.

“Intercreditor Agreements” means, collectively, such of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement as are in effect at the date of determination.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet (excluding the footnotes) prepared on the basis of GAAP to the extent such items involve the transfer of cash or other property to another Person; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Sections 3.3 and 3.19 hereof:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent

“Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; or

(3) a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means August 9, 2016.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement among the Issuers, the Guarantors, the Collateral Agent, the Trustee and the Person acting as the collateral agent for any Indebtedness secured by a Lien on the Collateral that has Junior Lien Priority, in customary form consistent with the description thereof in the “Security—Junior Lien Intercreditor” section of the Offering Circular, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Junior Lien Priority” means a Lien on Collateral that ranks junior in priority to the Notes Liens and the Guarantees pursuant to a Junior Lien Intercreditor Agreement.

“Junior Lien Priority Indebtedness” means other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Notes Liens as permitted by this Indenture and is designated by the Company as Junior Lien Priority Indebtedness.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any proposed acquisition, including by means of a merger or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with Section 3.3 hereof, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Lone Star” means Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, and each of its Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Company or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of (i) the Company or any of its Restricted Subsidiaries or (ii) Parent or any other Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors; provided that, in the case of clause (b)(ii), the net proceeds of such purchase of Capital Stock (or similar obligations) are contributed to the common equity capital of the Company or applied to purchase common stock of the Company;

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding $5.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and (without duplication) all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to Company, after taking into account any available tax credits or deductions), by Parent or its Restricted Subsidiaries as a consequence of such Asset Disposition, and including distributions for Related Taxes attributable to such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company, after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Non-Guarantor Subsidiaries” means any Restricted Subsidiary of the Company that is not the Co-Issuer or a Subsidiary Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, the Collateral Documents, the Intercreditor Agreements and this Indenture.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Noteholder Secured Parties” means each Holder of Notes, the Trustee, the Collateral Agent and each other holder of, or obligee in respect of, any Notes Obligations.

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Notes Liens” means Liens on the Collateral securing the Notes Obligations, whether created under the Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any bankruptcy or insolvency proceeding, now or hereafter held by or on behalf of the Collateral Agent or any other Noteholder Secured Party, or any agent or trustee therefor.

“Notes Obligations” means all Obligations of the Grantors under the Notes, the Guarantees, this Indenture, the Intercreditor Agreements and the Collateral Documents.

“Notes Priority Collateral” has the meaning ascribed to the term “Fixed Asset Priority Collateral” in the ABL Intercreditor Agreement.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, the Co-Issuer or any Guarantor whether or not a claim for post-petition interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the final offering circular, dated August 2, 2016 relating to the offering by the Issuers of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Other Pari Passu Agent” means any trustee, administrative agent or collateral agent under any indenture, credit agreement or other instrument evidencing Other Pari Passu Lien Indebtedness.

“Other Pari Passu Lien Indebtedness” means any Indebtedness or other Obligations (other than the Notes and other Notes Obligations related thereto) secured pursuant to clause (31)(a) of the definition of “Permitted Liens” on a first-priority basis by Liens on the Notes Priority Collateral and a second-priority basis by Liens on the ABL Priority Collateral and not secured by any other assets and, in the case of Indebtedness for borrowed money, having a stated maturity that is equal to or later than the stated maturity of the Notes; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to (a) the Pari Passu Intercreditor Agreement and (b) the ABL Intercreditor Agreement (unless no Credit Facilities Obligations remain outstanding and all commitments thereunder have been terminated).

“Parent” means LSF9 Cypress Parent LLC, a Delaware limited liability company, and its successors.

“Parent Entity” means Parent or any direct or indirect parent of Parent.

“Parent Entity Expenses” means:

(1) costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2) customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other constituent documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3) obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries (including customary salary, bonus and other benefits payable to officers, employees and directors of any Parent Entity);

(5) expenses Incurred by any Parent Entity in connection with any offering or other sale, conversion or exchange of Capital Stock or Indebtedness, whether or not successful;

(6) amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 hereof if made by the Company; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or equity interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(iii) hereof and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this definition or pursuant to the definition of “Permitted Investment;” and

(7) amounts that would be permitted to be paid by the Company or the Restricted Subsidiaries under Section 3.8.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement among the Collateral Agent, the Trustee and the Person acting as the collateral agent for any Other Pari Passu Lien Indebtedness, acknowledged by the Issuers and the Guarantors, substantially in the form attached hereto as Exhibit C, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Pari Passu Obligations” means the Notes Obligations and each class of Other Pari Passu Lien Indebtedness.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof; and provided further that, to the extent the assets of the Company and its Restricted Subsidiaries disposed of in such transaction constitute Note Priority Collateral or the Sale of a Subsidiary Guarantor, such transaction will constitute a Permitted Asset Swap to the extent that the assets so received by the Company and its Restricted Subsidiaries (a) would constitute Note Priority Collateral or (b) consist of Capital Stock of another Similar Business if, after giving effect to such investment, the Similar Business becomes a Subsidiary Guarantor or is merged with or consolidated into an Issuer or any Subsidiary Guarantor.

“Permitted Holders” means, collectively, (1) Lone Star, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Lone Star and Senior Management , collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments existing or pursuant to agreements or arrangements in effect on the Issue Date with respect to the Company and its Restricted Subsidiaries and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date with respect to the Company and its Restricted Subsidiaries or (b) as otherwise permitted under this Indenture;

(10) Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13) any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(l), (3), (6), (7), (8), (9), (12) and (14));

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(15) (i) Guarantees not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, will not exceed the greater of (a) $35.0 million and (b) 25% of Run Rate EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21) Investments in joint ventures consisting of the transfer to such joint venture of a going concern business relating to the commercial and industrial insulation division, which, when taken together with the aggregate fair market value (the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) of all other Investments made pursuant to this clause (21) and then outstanding, will not exceed 15.0% of Run Rate EBITDA at the time of such Investment; provided that, after giving pro forma effect thereto, the Consolidated Total Leverage Ratio (calculated net of up to $45 million of Indebtedness of the Company and its Restricted Subsidiaries) shall not exceed 5.00 to 1.00;

(22) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, not to exceed the greater of (a) $35.0 million and (b) 25% of Run Rate EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(4)(iii)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (22);

(23) (i) Investments in any Receivables Facility or any Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility;

(24) to the extent constituting an Investment, repurchases or acquisitions of (a) Notes or (b) other Indebtedness of the Company or any Restricted Subsidiary that would not constitute a Restricted Payment; and

(25) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary in accordance with the terms of Section 3.19 hereof; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary.

In the event that a Permitted Investment meets the criteria of more than one of the types of Permitted Investments (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Investment in any manner that complies with this definition and such Permitted Investment shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Investment to which such Permitted Investment has been classified or reclassified.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor securing Indebtedness of any Restricted Subsidiary that is not the Co-Issuer or a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6) Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture (including with respect to any Hedge Agreement, Liens on any margin or collateral posted by the Issuers under a Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement); (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 3.2(b)(8)(c) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii)in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9) (i) Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(10) Liens perfected or evidenced by Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens existing on the Issue Date with respect to the Company and its Restricted Subsidiaries, excluding ABL Liens;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13) Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than Liens on assets or property of the Company, the Co-Issuer or any Subsidiary Guarantor

securing Indebtedness owing to any Non-Guarantor Subsidiary), or Liens in favor of the Company or any Restricted Subsidiary (other than Liens on assets or property of the Company, the Co-Issuer or any Subsidiary Guarantor securing Indebtedness owing to any Non-Guarantor Subsidiary);

(14) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness (other than Liens securing Pari Passu Obligations) that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured, with the same rights and priorities as (or, under the written arrangements under which the original Lien arose, could secure), the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder; provided, further, that the holders of such Indebtedness, or their duly appointed agent, shall become a party to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be Incurred pursuant to Section 3.2(b)(l); provided that (A) in the case of Liens securing any Indebtedness constituting ABL Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to the ABL Intercreditor Agreement and (B) in the case of any other Liens incurred pursuant to this clause (19), such Liens only secure Junior Lien Priority Indebtedness, and the holders of such Junior Lien Priority Indebtedness, or their duly appointed agent, shall become a party to the Junior Lien Intercreditor Agreement;

(20) Liens Incurred to secure Obligations in respect of any Indebtedness permitted by Section 3.2(b)(7);

(21) Liens to secure Indebtedness of any Non-Guarantor Subsidiary permitted by Section 3.2(b)(11) or other obligations of any Non-Guarantor Subsidiary, in each case covering only the assets of such Subsidiary;

(22) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(23) any security granted over the marketable securities portfolio described in clause (16) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(24) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(25) Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(26) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(27) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(28) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(29) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(30) Liens securing Indebtedness and other obligations in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness and other obligations secured pursuant to this clause (30) and then outstanding, will not to exceed the greater of (a) $55.0 million and (b) 40% of Run Rate EBITDA at the time of the granting of such Lien; provided that such Indebtedness either (a) is not secured by any Liens on the Collateral or (b) constitutes

Other Pari Passu Lien Indebtedness or Junior Lien Priority Indebtedness and the holders of such Other Pari Passu Lien Indebtedness or Junior Lien Priority Indebtedness, as applicable, or their duly appointed agent, shall have become a party to the Pari Passu Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable;

(31) Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to the covenant described under Section 3.2; provided that (a) in the case of Liens Incurred pursuant to this clause securing any Indebtedness constituting Other Pari Passu Lien Indebtedness, either (i) at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Pari Passu Lien Secured Leverage Ratio would be no greater than 5.25 to 1.00 or (ii) such Indebtedness Refinanced Other Pari Passu Lien Indebtedness, and, in each case, and the holders of such Indebtedness, or their duly appointed agent, shall become a party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement and (b) in the case of Liens Incurred pursuant to this clause securing any Junior Lien Priority Indebtedness, the holders of such Junior Lien Priority Indebtedness, or their duly appointed agent, shall become a party to the Junior Lien Intercreditor Agreement;

(32) Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(33) Liens securing any Obligations in respect of the Notes issued on the Issue Date, this Indenture or the Collateral Documents, excluding, for the avoidance of doubt, Additional Notes;

(34) Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders relating to such Collateral Agent’s administrative expenses with respect to the Collateral; and

(35) Liens on the real property and tangible personal property (and any related intangible property) that has been sold or transferred by the Company or any Restricted Subsidiary to a third Person to secure Obligations in respect of such Sale and Leaseback Transaction permitted under this Indenture, provided that any Indebtedness incurred in connection therewith is permitted by Section 3.2(b)(7) or (16).

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this covenant and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), whether incurred prior to or within 270 days after such purchase or lease or completion of such construction or improvement, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by any Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the ABL Credit Agreement prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Company to a commercial bank or other investor thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Company or a Restricted Subsidiary and a commercial bank or other investor thereof pursuant to which (a) the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such investor accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness (including Disqualified Stock or Preferred Stock) being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms that are not materially less favorable, taken as a whole, to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2) Refinancing Indebtedness shall not include:

(i) Indebtedness of a Subsidiary of the Company that is not the Co-Issuer or a Guarantor that refinances Indebtedness of the Company, the Co-Issuer or a Guarantor; or

(ii) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintaining its existence or good standing under applicable law;

(b) being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 3.3.

(2) if and for so long as the Company is a member of a group filing a consolidated or combined or similar tax return with any Parent Entity, an amount not to exceed the amount of any Taxes that the Company and/or its domestic Subsidiaries that are part of such consolidated or combined or similar tax return (as applicable) would have been required to pay on a separate company basis or on a separate consolidated or combined or similar basis if the Company and/or such domestic Subsidiaries had paid such Tax on a separate company basis or on a separate consolidated or combined or similar basis with respect to all applicable taxable periods ending after the date hereof. The amount that the Company and/or its domestic Subsidiaries would pay on a separate company basis or on a separate consolidated or combined or similar basis shall be determined by taking into account their net operating losses, and any prior use by the consolidated or combined group that includes a Parent Entity of net operating losses generated by the Company and/or its domestic Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(l) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Run Rate EBITDA” means, as of any date on which any Indebtedness or Lien is incurred or any Restricted Payment or Permitted Investment is made, as the case may be, Consolidated EBITDA for the most recent four consecutive fiscal quarters ended immediately prior to such determination date for which internal consolidated financial statements of the Company are available.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property (and any related intangible property), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sale of a Subsidiary Guarantor” means (1) any Asset Disposition to the extent involving a sale, conveyance, transfer or other disposition of the Capital Stock of a Subsidiary Guarantor or (2) the issuance of equity interests by a Subsidiary Guarantor, in each case, other than (a) an issuance of Capital Stock by a Subsidiary Guarantor to the Issuers or another Subsidiary Guarantor and (b) an issuance of directors’ qualifying shares.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, real estate asset, mortgage receivables or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in each case subject to a Qualified Securitization Financing and related proceeds.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time,

pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing or a Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for this purpose.

“Senior Management” means the officers, directors and other members of senior management of the Company or any of its Subsidiaries, who on the Issue Date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any of its Subsidiaries.

“Share Purchase Agreement” means the Share Purchase Agreement, dated as of July 4, 2016, by and among Construction Products Acquisition, LLC, Superior Plus LP and Superior Plus U.S. Holdings Inc., as the same may be amended prior to the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries (including Winroc) or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified Real Properties” means the real properties located at the following addresses (and any associated personal property and fixtures):

(1)	55 43rd Ave SW, Cedar Rapids, IA 52404

(2)	198 Plaza Dr., Waterloo, IA 50707

(3)	5252 State St, PO Box 640, Bettendorf, IA 52722

(4)	4140 S Racine Ave., Chicago, IL 60609

(5)	1926 S Lydia Ave., Peoria, IL 61605

(6)	1125 Harrison Ave., FL 1, Rockford, IL 61104

(7)	724 Parkwood Ave., Romeoville, IL 60446

(8)	195 Porter Dr., Round Lake Park, IL 60073

(9)	3920 E Endeavor Dr., Appleton WI 54915

(10)	976 Proctor Dr., Elkhorn WI 53121

(11)	8840 W Flagg Ave., Milwaukee WI 53225

(12)	1717 Grand Ave. Pkwy, Pflugerville, TX 78660

(13)	4414 Terminal Dr., McFarland, WI 53558

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or the Note Guarantees, as applicable, pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Subsidiary Guarantors” means each Guarantor that is a Restricted Subsidiary of Parent.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” mean, as of any date, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries that is internally available determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio, disregarding the first proviso set forth in the first paragraph of the definition of Fixed Charge Coverage Ratio.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the Winroc Acquisition, the effectiveness of the ABL Credit Facility, the Equity Contribution, the issuance of the Notes and all other transactions contemplated by the Offering Circular.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” shall mean, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, and who shall have direct responsibility for the administration of this Indenture or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law,

any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” of a Person means:

(1) any Subsidiary of such Person that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of such Person in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Unless otherwise specified, “Unrestricted Subsidiary” refers to an Unrestricted Subsidiary of the Company. The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Company in such Subsidiary complies with Section 3.3 hereof.

“U.S. Government Obligations” means securities denominated and payable in Dollars that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Domestic Restricted Subsidiary” of a Person means a Domestic Restricted Subsidiary of such Person, all of the Capital Stock of which is directly or indirectly owned by the Parent, the Company, the Co-Issuer or a Guarantor. Unless otherwise specified, “Wholly Owned Domestic Restricted Subsidiary” refers to a Wholly Owned Domestic Restricted Subsidiary of the Company.

“Winroc” means the Construction Products Distribution business division of Superior Plus Corp. known as Winroc.

“Winroc Acquisition” means the transactions contemplated by the Share Purchase Agreement.

SECTION 1.2. Other Definitions

Term	Defined in Section

“Action”	12.9(w)
“Additional Restricted Notes”	2.1(b)
“Additional Notes”	Recitals
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)(2)
“Asset Disposition Offer”	3.5(c)
“Automatic Exchange Date”	2.6.(e)
“Automatic Exchange Notice Date”	2.6(e)
“Automatic Exchange Notice”	2.6(e)
“Automatic Exchange”	2.6(e)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)
“Clearstream”	2.1(b)
“Co-Issuer”	Recitals
“Collateral Document Order”	12.9(s)
“Covenant Defeasance”	8.3
“Defaulted Interest”	2.15
“Euroclear”	2.1(b)
“Event of Default”	6.1

Term	Defined in Section

“Excess Proceeds”	3.5(c)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Initial Lien”	3.6
“Initial Notes”	3.6
“Issuer”	Recitals
“Issuers”	Recitals
“Issuers’ Order”	2.2
“Legal Defeasance”	8.2
“Legal Holiday”	13.8
“Notes Register”	2.3
“Permanent Regulation S Global Note”	2.1(b)
“Permitted Payments”	3.3(b)
“protected purchaser”	2.11
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Related Person”	12.9(b)
“Restricted Global Note”	2.6(e)
“Restricted Payment”	3.3(a)(4)
“Reversion Date”	3.21(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Successor Company”	4.1.(a)(1)
“Suspended Covenants”	3.21(a)
“Suspension Period”	3.21(b)
“Temporary Regulation S Global Note”	2.1(b)
“Unrestricted Global Note”	2.6(e)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) A term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8) the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(11) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE II

THE NOTES

SECTION 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $575,000,000. In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuers may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

With respect to any Additional Notes, the Issuers shall set forth in an Officer’s Certificate or one or more indentures supplemental hereto, the following information:

(A) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C) whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

(b) The Initial Notes are being offered and sold by the Issuers pursuant to a purchase agreement, dated August 2, 2016, among the Issuers, the Guarantors party thereto and the Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedures described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.l(d) (the “Rule 144A Global Note”), deposited with the Trustee, as Notes Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Notes Custodian, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”). Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee, as Notes Custodian in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including indirectly accounts at Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to Non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC, Euroclear or Clearstream, as applicable.

The Regulation S Global Note may be represented by more than one certificate, if so required by the DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Notes Custodian, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuers shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) each of the Issuers and Registrar receives an Opinion of Counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1) the Rule 144A Global Note and the Regulation S Global Note shall bear the following legend on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO EITHER OF THE ISSUERS, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) AND (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER SUCH INSTITUTIONAL “ACCREDITED INVESTOR,” IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF $250,000, (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

IN THE CASE OF THE REGULATION S GLOBAL NOTE:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(2) the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(e) Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for the DTC:

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(4) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of the DTC or under such Global Note, and DTC or under such Global Notes, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of the DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes. (i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuers that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuers within 90 days of such notice, (B) the Issuers in their sole discretion execute and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuers or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either of the Issuers or any affiliate of the Issuers was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with the procedures of DTC and the Registrar.

(1) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder anew Definitive Note representing the principal amount not so transferred.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2. Execution and Authentication. One Officer shall sign the Notes for each of the Issuers by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Notes for original issue on the Issue Date in an aggregate principal amount of $575,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuers signed by one Officer of each of the Issuer and the Co-Issuer (the “Issuers’ Order”). Such Issuers’ Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an Authentication Agent reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a trust officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, any such Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authentication Agent. An Authentication Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer, the Co-Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer, the Co-Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuers’ Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where the Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of each such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. Either of the Issuers or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuers initially appoint the Trustee as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by the procedures of DTC or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

SECTION 2.4. Duties of Paying Agent. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds in Dollars to pay such principal, premium or interest when due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuers or other obligors on the Notes), shall notify the Trustee in writing of any default by any of the Issuers or Guarantors in making any such payment and shall during the continuance of any default by the Issuers (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer, the Co-Issuer or a Subsidiary of the Issuer or the Co-Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than one of the Issuers or a Subsidiary of the Issuers) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer or the Co-Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, each of the Issuers, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and Section 2.l(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which any of the Issuers or any Affiliate of the Issuers was the owner of such Notes (or any predecessor thereto), as notified to the Trustee by the Issuers in writing:

(1) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and

(2) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1) A transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(2) A transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.

After the expiration of the Restricted Period as notified to the Trustee by the Issuers in writing, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes

Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel satisfactory to it and the Issuers stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuers shall (i) provide written notice to DTC and the Registrar at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuers shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “ISIN”, “CUSIP” and “Common Code” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “ISIN”, “CUSIP” and “Common Code” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuers, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes. At the Issuers’ written request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuers names and at the Issuers’ expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders; provided that the Issuers have delivered to the Trustee the information required to be included in such Automatic Exchange Notice.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuers. As a condition to any Automatic Exchange, the Issuers shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Issuers to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for DTC to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuers’ and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.13, 5.6 or 9.5).

The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, Agent Member, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant, member or Agent Member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, Agent Member or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants, Agent Members and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the DTC participants, members, Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7. Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

LSF9 Cypress Holdings LLC

FBM Finance, Inc.

c/o Foundation Building Materials

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: Chief Financial Officer

Facsimile: 714-734-3974

Telephone: 714-380-3127

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: FBM Finance/LSF9 Cypress Secured Notes Administrator

Facsimile: (302) 636-4145

Re:	LSF9 Cypress Holdings LLC and FBM Finance, Inc. (together, the “Issuers”)

8.25% Senior Secured Notes due 2021 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of August 9, 2016 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[        ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of the Issuers.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.8. [Reserved]

SECTION 2.9. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

LSF9 Cypress Holdings LLC

FBM Finance, Inc.

c/o Foundation Building Materials

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: Chief Financial Officer

Facsimile: 714-734-3974

Telephone: 714-380-3127

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: FBM Finance/LSF9 Cypress Secured Notes Administrator

Facsimile: (302) 636-4145

Re:	LSF9 Cypress Holdings LLC and FBM Finance, Inc. (together, the “Issuers”)

8.25% Senior Secured Notes due 2021 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(l) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuers and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuers, and a Definitive Note ☐ is / ☐ is not required.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.10. [Reserved]

SECTION 2.11. Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity or security satisfactory to the Trustee, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuers shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith. Such Holder shall furnish an indemnity or security sufficient in the judgment of the (i) Trustee to protect the Trustee, Registrar and any agents and (ii) the Issuers to protect the Issuers, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuers’ Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Issuers, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event any of the Issuers or an Affiliate of the Issuers holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee has been notified in writing are held by the Issuers or an Affiliate of the Issuers shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates to the extent required by law and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall, upon receipt of an Issuers’ Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14. Cancellation. The Issuers may, at any time, deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If any of the Issuers or Guarantors acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuers may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a) The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuers shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b) The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuers to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were earned by such other Note.

SECTION 2.16. CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use “CUSIP” and “ISIN” or” “Common Code” numbers and, if so, the Trustee shall use “CUSIP”, “ISIN” or “Common Code” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, ISIN and Common Code numbers. The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP, ISIN and Common Code numbers.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes. The Issuers shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. Eastern time on such date the Trustee or the applicable Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2. Limitation on Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantor Subsidiaries may not Incur Indebtedness under this paragraph if, after giving pro forma effect to such Incurrence (including pro forma application of the net proceeds therefrom), more than an aggregate principal amount equal to the greater of (a) $45.0 million and (b) an amount of Indebtedness of Non-Guarantor Subsidiaries equal to 32.5% of Run Rate EBITDA would be outstanding pursuant to this paragraph at such time.

(b) Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding the greater of (a) $300.0 million and (b) the sum of 100% of the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries on deposit in accounts subject to Liens securing Credit Facilities Obligations, plus 85% of the face amount of all accounts receivable of the Company and its Restricted Subsidiaries, other than credit card account receivable of the Company and its Restricted Subsidiaries, plus 90% of the face amount of all credit card account receivables of the Company and its Restricted Subsidiaries, plus 75% of the book value of all inventory of the Company and its Restricted Subsidiaries, in each case as of the date of such Incurrence (after giving effect to any change in such components resulting from any acquisition or other transaction occurring substantially contemporaneously), plus in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing, and any Refinancing Indebtedness in respect thereof;

(2) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other the Company or a Restricted Subsidiary of the Company, and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3)) outstanding on the Issue Date with respect to the Company and its Restricted Subsidiaries, (c) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clauses (5), (6), (9) or (10) of this paragraph or Incurred pursuant to Section 3.2(a), and (d) Management Advances;

(5) Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a),

(ii) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation; or

(iii) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness represented by Capitalized Lease Obligations (including Indebtedness incurred in connection with any Sale and Leaseback Transaction) or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, will not exceed the greater of (a) $40.0 million and (b) 30% of Run Rate EBITDA at the time of Incurrence, and any Refinancing Indebtedness in respect thereof;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, statutory obligations, supply chain financing transactions, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, documentary letters of credit, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) Guarantees, letters of credit, bankers’ acceptances, indemnities (including through cash collateralization), surety bonds, performance bonds or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; and (e) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than the Equity Contribution, Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date (and, for absence of doubt, excluding the Equity Contribution), and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(11) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed the greater of (a) $45.0 million and (b) 30% of Run Rate EBITDA at the time of Incurrence, and any Refinancing Indebtedness in respect thereof;

(12) Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is permitted by Section 3.3;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, will not exceed the greater of (a) $55.0 million and (b) 40% of Run Rate EBITDA at the time of Incurrence, and any Refinancing Indebtedness in respect thereof;

(15) Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility or (b) the Company or any Restricted Subsidiary arising under any Receivables Facility;

(16) Indebtedness constituting Capitalized Lease Obligations arising under any Sale and Leaseback Transaction, to the extent the underlying Sale and Leaseback Transaction giving rise to such Capitalized Lease Obligations is permitted under clause (23) of the definition of “Asset Disposition”; and

(17) Guarantees of Indebtedness of any joint venture involving the commercial and industrial insulation division of the Issuers and the Guarantors; provided that the aggregate principal amount of Indebtedness Guaranteed thereby at any one time outstanding pursuant to this clause (17) shall not exceed $30.0 million.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) or (b), the Company, in its sole discretion, may classify, and may from time to time reclassify, such Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Section 3.2(a) or (b);

(2) additionally, except as set forth in clause (3) below, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3) all Indebtedness outstanding on the Issue Date under the ABL Credit Agreement shall be deemed initially Incurred on the Issue Date under Section 3.2(b)(1) and may not later be reclassified;

(4) in the case of any Refinancing Indebtedness, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 3.2(a) or (b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(9) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Company will not, and will not permit the Co-Issuer or any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company, the Co-Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company, the Co-Issuer or such Subsidiary Guarantor, as the case may be.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 3.3. Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any such payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(i) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

(ii) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i) an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted by Section 3.3(b)(1) (without duplication), (10) and (18), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A) 50% of Consolidated Net Income for the period (treated as one accounting period) from July 1, 2016 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than the Equity Contribution, Disqualified Stock or Designated Preferred Stock) or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (other than through the Equity Contribution, the issuance of Disqualified Stock or Designated Preferred Stock) of the Company subsequent to the Issue Date (other than (w) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (x) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Sections 3.3(b)(2) or (6), (y) the Equity Contribution and (z) Excluded Contributions);

(C) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case subsequent to the Issue Date; or (ii) the sale

(other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment and will increase the amount available under the applicable clause of the definition of “Permitted Investment”) or a dividend from an Unrestricted Subsidiary subsequent to the Issue Date; and

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary subsequent to the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

(b) The foregoing provisions of Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company, in each case, occurring after the Issue Date (and, for absence of doubt, excluding the Equity Contribution); provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(iii) and Section 3.3(b)(6);

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i) from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(ii) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have first complied with Section 3.9 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed (x) $2.5 million in any calendar year (with unused amounts in any calendar year, commencing with the 2017 calendar year, being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year) or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of the Company or any Parent Entity, $15.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $25.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity of the Company, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date (and, for the avoidance of doubt, excluding the Equity Contribution), to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii) or Section 3.3(b)(2); plus

(ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less

(iii) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 3.2;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9) dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i) the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; provided that the amount of any dividend or distribution under this clause (9)(i) shall reduce the Consolidated Net Income of the Company to the extent, if any, that such payment would have reduced Consolidated Net Income of the Company if such payment had been made directly by the Company or a Restricted Subsidiary and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) Consolidated EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (9)(i) and such payment would have been added back to (or would have been deducted from) Consolidated EBITDA if such payment had been made directly by the Company or a Restricted Subsidiary, in each case, in the period such payment is made; or

(ii) to the extent constituting Restricted Payments, amounts constituting or to be used for purposes of making payments to the extent specified in Sections 3.8(b)(2), (3), (5), (11), (12) and (20);

(10) the declaration and payment by the Company of, dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities) following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount not to exceed 6% of the aggregate proceeds received by or contributed to the Company in or from any such public offering in any fiscal year;

(11) payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12) Restricted Payments in an aggregate amount not to exceed the amount of Excluded Contributions;

(13) (i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that for the most recently ended four consecutive fiscal quarters for which internal financial statements of the Company are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14) dividends or other distributions of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents);

(15) distributions or payments of Securitization Fees, sales, contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16) so long as no Event of Default has occurred and is continuing (or would result therefrom), (i) Restricted Payments (including loans or advances) which, when taken together with the aggregate amount of all other Restricted Payments made pursuant to this clause (16)(i) and then outstanding, will not exceed the greater of (a) $30.0 million and (b) 20% of Run Rate EBITDA at the time of such payment, and (ii) any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 3.85 to 1.00;

(17) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; and

(18) Restricted Payments in an aggregate amount up to 59% of the Net Available Cash from Sale and Leaseback Transactions in respect of the Specified Real Properties of the Company and the Guarantors.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in this Section 3.3(b), or is permitted under Section 3.3(a), the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 3.3.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be their face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Restricted Payment or Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Company or any Parent Entity and to Affiliates thereof, and such purchase, acquisition or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

SECTION 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2) make any loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 3.4(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction: (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement, including in each case with respect to intellectual property; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture and the Collateral Documents or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or (iii) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11) any encumbrance or restriction pursuant to Hedging Obligations;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Non-Guarantor Subsidiary permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Non-Guarantor Subsidiary party thereto or its Subsidiaries;

(13) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the ABL Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date, (ii) the encumbrances and restrictions contained in the Note Documents, or (iii) the encumbrances and restrictions contained in comparable financings (as determined in good faith by the Company) and where, in the case of clause (iii), either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(15) any encumbrance or restriction existing by reason of any lien permitted under Section 3.6;

(16) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement or the payment rights arising thereunder (and any accessions and additions thereto and any improvements, proceeds and products thereof) and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(17) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Subsidiary; or

(18) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (17) of this Section 3.4(b) or this clause (18) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (17) of this Section 3.4(b) or this clause (18); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(i) to the extent such Net Available Cash is not attributable to Notes Priority Collateral:

(A) the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor Subsidiary or any Secured Indebtedness under any Credit Facility (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary, Other Pari Passu Lien Indebtedness or Junior Lien Priority Indebtedness), including Indebtedness under the ABL Credit Agreement (or any Refinancing Indebtedness secured by ABL Liens) within 450 days from the later of (X) the date of such Asset Disposition and (Y) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Other Pari Passu Lien Indebtedness; provided that, to the extent the Company redeems, repays or repurchases Other Pari Passu Lien Indebtedness pursuant to this clause (ii), the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; and

(B) to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of such Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash;

(ii) to the extent such Net Available Cash is attributable to Notes Priority Collateral:

(A) the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase any Indebtedness secured by a Lien that that has priority over the Notes Liens on such assets or any Other Pari Passu Lien Indebtedness (in each case, other than Other Pari Passu Lien Indebtedness owed to the Company or any Restricted Subsidiary) within 450 days from the later of (X) the date of such Asset Disposition and (Y) the receipt of such Net Available Cash; provided, that (i) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased and (ii) to the extent the Company redeems, repays or repurchases Other Pari Passu Lien Indebtedness pursuant to this clause (A), the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; and

(B) to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets that (a) would constitute Notes Priority Collateral (it being understood that capital expenditures on Notes Priority Collateral already used in a Similar Business shall constitute such an investment in Notes Priority Collateral) or (b) consist of Capital Stock of another Similar Business if, after giving effect to such investment, the Similar Business becomes a Subsidiary Guarantor or is merged with or consolidated into the Company, the Co-Issuer or any Subsidiary Guarantor (including by means of an investment in such Additional Assets by a Restricted Subsidiary equal to the amount of such Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash;

provided, however, that in each of clause (i)(B) and (ii)(B), a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; provided, that pending the final application of the amount of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b) The Company shall determine in good faith whether, and to what extent, the Net Available Cash of an Asset Disposition is attributable to Notes Priority Collateral or ABL Priority Collateral and to what extent the Net Available Cash in respect of an Asset Disposition of Notes Priority Collateral is used to acquire or is invested in Notes Priority Collateral, in each case taking into account all relevant factors, including without limitation, the existence of structurally senior claims against the Notes Priority Collateral and in the case of any Sale of a Subsidiary Guarantor or the purchase of a Person that becomes a Subsidiary Guarantor with Net Available Cash, the assets of the Subsidiary Guarantor whose Capital Stock is being disposed of or purchased with Net Available Cash (and such Capital Stock by itself shall be disregarded for purposes of such determination). In the event that ABL Priority Collateral and Notes Priority Collateral is disposed of (or Net Available Cash is invested) in a single transaction or series of related transactions in which the aggregate sales price (or purchase price) is not allocated between the ABL Priority Collateral, on the one hand, and the Notes Priority Collateral, on the other hand, including in connection with or as a result of the Sale of a Subsidiary Guarantor (or the investment in the Capital Stock of a an entity that becomes a Subsidiary Guarantor) which Subsidiary Guarantor owns assets constituting both ABL Priority Collateral and Notes Priority Collateral, then, solely for purposes of this Indenture, the portion of the aggregate sales price deemed to be Net Available Cash from the ABL Priority Collateral, on the one hand, and Notes Priority Collateral, on the other hand (or the portion of the purchase price deemed to be invested in ABL Priority Collateral or Notes Priority Collateral, as the case may be), shall be allocated to the ABL Priority Collateral or the Notes Priority Collateral in accordance with their respective fair market values (provided, in any event, the portion thereof allocated to the ABL Priority Collateral shall not be less than the value thereof that such assets contribute to the borrowing base under the ABL Credit Agreement or other Credit Facility).

(c) The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under this Indenture. On the 451st day after the later of (i) the date of such Asset Disposition or (ii) the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds $10.0 million, the Issuers will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under such Indenture and, to the extent the Issuers elect, to all holders of other outstanding Other Pari Passu Lien Indebtedness, to purchase the maximum principal amount of Notes and any such Other Pari Passu Lien Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Other Pari Passu Lien Indebtedness, in each case plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Other Pari Passu Lien Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuers will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee and each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Issuers may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

(d) To the extent that the aggregate amount of Notes and Other Pari Passu Lien Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and Other Pari Passu Lien Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Notes and Other Pari Passu Lien Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Other Pari Passu Lien Indebtedness provided that no Notes or Other Pari Passu Lien Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Issuers may, at their option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Issuers may use such Net Available Cash for any purpose not prohibited by this Indenture.

(e) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this covenant and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have a material adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so Parent, its Subsidiaries or their Affiliates would incur a material tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(f) For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities (or the extinguishment thereof in connection with the transactions relating to such Asset Disposition), contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of (a) $25.0 million and (b) 17.5% of Run Rate EBITDA at the time of such Asset Disposition (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(g) The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

SECTION 3.6. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to create, Incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Restricted Subsidiary, unless:

(a) in the case of Liens securing Collateral, (i) such Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and related Guarantees or (ii) such Lien is a Permitted Lien; or

(b) in the case of Liens on any asset or property that is not Collateral, (i) the Notes (or a Guarantee in the case of Liens on assets of a Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by a Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (b) of the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Any reference to a “Permitted Lien” is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Collateral Agent in respect of the Collateral.

If the Company, the Co-Issuer or any Guarantor incurs any Indebtedness that is secured by the Collateral on a junior basis to the Liens securing the Notes, the Note Guarantees and Other Pari Passu Lien Indebtedness, the Collateral Agent, the Person acting as representative for the holders of Other Pari Passu Lien Indebtedness, the Person acting as collateral agent with respect to the ABL Obligations or the Credit Facilities Obligations, as applicable, and the Person acting as collateral agent with respect to any Junior Lien Priority Indebtedness will enter into the Junior Lien Intercreditor Agreement simultaneous with any such incurrence of Indebtedness.

SECTION 3.7. Additional Guarantees.

(a) If Parent or any of its Restricted Subsidiaries shall acquire or create a Wholly Owned Domestic Restricted Subsidiary (other than an Excluded Subsidiary) after the date of this Indenture, within 30 days thereafter, Parent will cause such Wholly Owned Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture to this Indenture, Collateral Documents (or supplements or counterparts thereto) and an acknowledgment to any Intercreditor Agreement then in effect pursuant to which such Wholly Owned Domestic Restricted Subsidiary will (A) guarantee payment of the Notes and all other Notes Obligations on the same terms and conditions as those set forth in this Indenture, (B) grant a Lien on such of its assets (other than Excluded Assets) of the type that would constitute Collateral in favor of the Collateral Agent for the benefit of the Noteholder Secured Parties as security for the Notes and all other Notes Obligations on terms and conditions similar to those set forth in the other Collateral Documents then existing and (C) agree to acknowledge, and agree to comply with, the terms of the Collateral Documents and the Intercreditor Agreements then in effect. If any Wholly Owned Domestic Restricted Subsidiary ceases to be an Excluded Subsidiary, such Wholly Owned Domestic Restricted Subsidiary shall be required to become a Guarantor within 30 days after the date on which financial statements showing that such Restricted Subsidiary has ceased to be an Excluded Subsidiary are first required to be delivered to the Holders under Section 3.10.

(b) Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described in Section 3.7(a).

SECTION 3.8. Limitation on Affiliate Transactions.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 3.8(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b) The provisions of Section 3.8(a) above shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among the Company and/or any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5) the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(7) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing or Receivables Facility and any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11) (i) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring, refinancing, subsequent transaction exit fees, advisory fees and related costs and expenses and indemnitees in connection therewith and (ii) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in each case, which payments are approved by a majority of the Board of Directors in good faith;

(12) payment to any Permitted Holder of all out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13) the Transactions and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transactions;

(14) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(l);

(15) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date with respect to the Company and its Restricted Subsidiaries and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(16) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17) (i) investments by Affiliates in securities of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(18) payments by any Parent Entity, the Company and its Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(19) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary in accordance with Section 3.19 so long as such transaction is not entered into in contemplation of such redesignation; and

(20) payments to or the receipt of payments from, and the entry into of and the consummation of transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Company and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted by this Indenture, so long as such payments or transactions are on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction.

SECTION 3.9. Change of Control.

(a) If a Change of Control occurs, unless the Issuers have previously or concurrently delivered an unconditional (or conditional solely on the consummation of the applicable Change of Control) redemption notice with respect to all the outstanding Notes as described under Section 5.7(e), the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of Change of Control in accordance with Section 3.9(f).

(b) The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(c) On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(d) The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(f) The Issuers will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture in accordance with Section 5.7 unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described in Section 3.9(f), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(h) While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

SECTION 3.10. Reports.

(a) So long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), from and after the Issue Date, the Company will furnish to the Holders and the Trustee, within 15 days after the time periods specified below:

(1) within 90 days after the end of each fiscal year (except with respect to the first fiscal year ended after the Issue Date, in which case within 120 days after the end of such fiscal year), (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Company and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and setting forth in comparative form the corresponding figures for the prior fiscal year, (ii) a narrative discussion of results for such fiscal year (which need not be compliance with Regulation S-K of the Securities Act) and setting forth in comparative form the corresponding discussion of results for the prior fiscal year and (iii) a calculation (and reconciliation) of Adjusted EBITDA of the Company (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in this offering circular), as well as a report on the annual financial statements by the Company’s certified independent accountants;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (except with respect to the first fiscal quarter ended after the Issue Date, in which case within 60 days after the end of such fiscal quarter), (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Company and its Subsidiaries for such fiscal quarter and the consolidated results of its operations for such fiscal quarter and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, (ii) a narrative discussion of results for such fiscal quarter (which need not be compliant with Regulation S-K of the Securities Act) and setting forth in comparative form the corresponding discussion of results for the corresponding period of the prior fiscal year and (iii) a calculation (and reconciliation) of Adjusted EBITDA of the Company (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in this offering circular), including unaudited quarterly financial statements prepared in accordance with GAAP; and

(3) within ten (10) Business Days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (pursuant to applicable rules and regulations in effect on the Issue Date), current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (pursuant to applicable rules and regulations in effect on the Issue Date); provided, however, that such reports will not be required to contain information required by Items 1.04, 2.02, 2.05, 3.01, 3.02, 3.03 (other than with respect to the Notes), 5.02(e), 5.04, 5.05, 5.06, 5.07, 5.08, 6.01, 6.02 (other than with respect to the Notes), 6.03, 6.04, 6.05, 7.01 and 8.01 of Form 8-K or Items 5.02(c), (d) or (e) (except to the extent similar information is contained in this offering circular, without giving effect to the items incorporated by reference therein, under the caption “Management”) of Form 8-K; provided, further, that such reports will not be required to contain, in connection with any acquisition, (a) pro forma financial statements giving effect to an acquired business required by Item 9.01 of Form 8-K in connection with an acquisition or (b) historical financial statements other than those (in whatever form) that the Company receives in connection with such acquisition, whether or not audited; provided, further, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole; provided, further, that instead of providing such information pursuant to this clause (3), the Company will be deemed to have satisfied this requirement by providing the information in its subsequent annual or quarterly report delivered pursuant to clauses (1) or (2) within the time period required in this clause (3).

Notwithstanding the foregoing:

(1) Sarbanes-Oxley. No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in this Indenture shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(2) Financial Statements of Unconsolidated Entities. No financial statements of unconsolidated entities will be required;

(3) Segment Reporting. The Company will not be required to prepare its financial statements in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 280 (Segment Reporting);

(4) Mezzanine Securities. The Company will not be required to comply with guidance regarding accounting for financial instruments with characteristics of both liabilities and equity in respect of any period prior to the date of this Indenture;

(5) Supplemental Schedules. The schedules identified in Section 5-04 of Regulation S-X will not be required;

(6) No Affiliate Financials. No separate financial statements of any Affiliate of the Company shall be required pursuant to Rule 3-10 or 3-16 of Regulation S-X (except for customary qualitative capsule financial statements and financial information);

(7) Non-GAAP. The Company will not be required to comply with Regulation G of Item 10(e) of Regulation S-K with respect to any non-GAAP financial information; provided however, that the Company will be required to provide a reconciliation of any non-GAAP financial information to the nearest comparable GAAP measure; provided further, that, for the avoidance of doubt, a reconciliation of EBITDA and Adjusted EBITDA in the form in which such measures are presented in this offering circular shall be deemed to comply with this requirement;

(8) Financial Statement Footnotes. Regulation S-X footnote disclosures will not be required, other than those required by GAAP; and

(9) Exhibits. The Company will not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K.

(b) At any time that any of the Subsidiaries of the Company are Unrestricted Subsidiaries, unless the Company determines in its good faith judgment that such presentation is not material to noteholders, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the narrative discussion of results, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) So long as any Notes are outstanding, the Company will also:

(1) issue a press release to an internationally recognized wire service no fewer than three (3) Business Days prior to the first public disclosure of the annual and quarterly reports required by Sections 3.10(a)(1) and (2) hereof announcing the date on which such reports will become publicly available and directing Holders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of the Company to obtain copies of such reports;

(2) within 10 Business Days after furnishing to the Trustee the annual and quarterly reports required by Sections 3.10(a)(1) and (2) hereof, hold a conference call to discuss such reports and the results of operations for the relevant reporting period;

(3) issue a press release to an internationally recognized wire service no fewer than three (3) Business Days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Company to obtain such information to inform Holders of such calls; and

(4) maintain a website (which may be password protected) to which Holders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports and press releases required by this “Reports” covenant are posted; provided, that prior to providing access to such information the Company may require reasonable customary certifications from such persons, including as to such person’s status as a person authorized to access the website.

(d) In addition, the Company shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(e) The Company may satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

SECTION 3.11. Maintenance of Office or Agency. The Issuers will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The corporate trust office of the Trustee, which initially shall be located at 1100 North Market Street, Wilmington, Delaware 19890, shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.12. Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existences and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the each of the Issuers and each Restricted Subsidiary; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Issuers determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and each of their Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.13. Payment of Taxes. The Issuers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuers or any Subsidiary; provided, however, that the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuers), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

SECTION 3.14. Payments for Consent. The Issuers will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Guarantees unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 3.15. Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuers an Officer’s Certificate, one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company or the Co-Issuer, as applicable, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company or the Co-Issuer, as applicable, he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year and is continuing; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuers are taking or propose to take with respect thereto.

SECTION 3.16. Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuers will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.17. [Reserved]

SECTION 3.18. Statement by Officers as to Default. The Issuers shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuers become aware of the occurrence of any Default or Event of Default that is continuing, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuers are taking or propose to take with respect thereto.

SECTION 3.19. Designation of Restricted and Unrestricted Subsidiaries. The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Company unless such Investment is otherwise permissible by Section 3.3(b)(16)(ii). That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of “Unrestricted Subsidiary,” it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2, the Company will be in default of such covenant.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3.

SECTION 3.20. Stay, Extension and Usury Laws. Each of the Issuers and the Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and the Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee and the Collateral Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.21. Suspension of Covenants on Achievement of Investment Grade Status.

(a) Following the first day that the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Indenture, then beginning on that day and continuing until the Reversion Date (as defined below), the Issuers and their Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”).

(b) If, at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of Parent, the Company or any of its Subsidiaries shall bear any liability for, any actions taken or omitted or events occurring during the Suspension Period (as defined below), or any actions taken or omitted at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(c) On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified under Section 3.2(b)(4)(ii). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a). No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by Parent, the Company or any of its Restricted Subsidiaries during the Suspension Period. The Trustee shall have no duty to monitor the rating of the Notes or to notify Holders of the occurrence of any Suspension Period or Reversion Date.

SECTION 3.22. Amendment of Collateral Documents. The Issuers shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as provided under Articles IX and XII.

SECTION 3.23. After-Acquired Property. From and after the Issue Date, upon the acquisition by the Issuers or any Guarantor (including any Guarantor that becomes a Guarantor after the Issue Date) of any After-Acquired Property, the Issuers or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments and financing statements as shall be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but only to the extent such actions are otherwise required by the Collateral Documents and subject to the limitations set forth herein, if applicable, including under Article XII) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

SECTION 3.24. Limitation on Activities of Parent, Intermediate Parents and the Co-Issuer.

(a) Neither Parent nor any Intermediate Parent may own any material Investment (other than cash or Cash Equivalents, Investments in its Subsidiaries and in any Person that is a Subsidiary of Parent and of which the Company is a Subsidiary), or engage in any trade or business or conduct any business activity, other than:

(1) the issuance of its Capital Stock, holding the capital stock of the Company, any Person that is a Subsidiary of Parent and of which the Company is a Subsidiary or any wholly-owned Subsidiary of the Company;

(2) the incurrence of Indebtedness (as a guarantor or otherwise);

(3) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(4) the performance of its obligations with respect to any management agreement with a Parent Entity, the Share Purchase Agreement and the other agreements contemplated by the Share Purchase Agreement;

(5) any transaction that Parent is expressly permitted or contemplated to enter into or consummate under the other covenants described under this Article III as if Parent were subject to such covenants;

(6) the issuance of Capital Stock, payment of dividends, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments;

(7) participating in tax, accounting and other administrative matters as a member of a consolidated group of companies;

(8) holding any cash or property received in connection with Restricted Payments made by the Company or its Restricted Subsidiaries in accordance with Section 3.3 pending application thereof;

(9) providing indemnification to officers and directors; and

(10) activities incidental to the business or activities described in clauses (1) through (9).

(b) The Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business or conduct any business activity, other than:

(1) the issuance of its Capital Stock to the Company or any Wholly-Owned Domestic Restricted Subsidiary of the Company;

(2) the incurrence of Indebtedness as a co-obligor of the Notes or other Indebtedness of the Issuer or the Guarantors, as the case may be; provided that the net proceeds thereof may not be retained by the Co-Issuer; and

(3) activities incidental thereto to the business or activities described in clauses (1) and (2).

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1. Merger and Consolidation.

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes, this Indenture, the Collateral Documents and the Intercreditor Agreements (provided that, if the Successor Company is not a corporation, a wholly-owned direct Restricted Subsidiary of the Successor Company that is a corporation under the laws of a State of the United States (which may be the Co-Issuer) will co-issue the Notes);

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (a) the Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis would not be lower than it was immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the applicable Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(b) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Notes, the Collateral Documents and the Intercreditor Agreements but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements.

(d) Notwithstanding the preceding clauses (a)(2), (a)(3) and (a)(4) (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding clauses (a)(2) and (a)(3) (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(e) The foregoing provisions (other than the requirements of clause (a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

(f) Neither the Co-Issuer nor any Guarantor may:

(1) consolidate with or merge with or into any Person; or

(2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or

(3) permit any Person to merge with or into the Co-Issuer or the Guarantor, unless

(i) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or such other Person becomes a Guarantor concurrently with the transaction and becomes a party to the Collateral Documents and the Intercreditor Agreements; or

(ii) either (x) the Co-Issuer or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Co-Issuer under the Notes and of the Guarantor under its Guarantee of the Notes, this Indenture and the Collateral Documents and the Intercreditor Agreements (and, in the case of a transaction where another Person is expressly assuming all of the obligations of the Co-Issuer, such Person is a corporation formed under the laws of a State of the United States); and

(B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Co-Issuer or the Guarantor or the sale or disposition of all or substantially all the assets of the Co-Issuer or the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture (including Section 3.5).

(g) Notwithstanding the foregoing Section 4.1(f), any such Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of such Guarantor, reincorporating such Guarantor in another jurisdiction, or changing the legal form of such Guarantor.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1. Notices to Trustee.

(a) If the Issuers elect or are required to redeem Notes pursuant to Sections 3.5, 3.9 or 5.7 hereof, they must furnish to the Trustee, at least 15 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

(b) Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2. Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Company, and subject to the requirements and applicable procedures of DTC, or if Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata or by lot basis or any other method deemed fair and appropriate by the Trustee; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

(b) In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 20 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

(c) The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3. Notice of Redemption.

(a) Notices of redemption will be delivered electronically or mailed by first class mail at least 15 but not more than 60 days before the Redemption Date to each Holder to be redeemed at its registered address, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof, as applicable.

(b) The notice will identify the Notes (including the CUSIP or ISIN numbers) to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code numbers, if any, listed in such notice or printed on the Notes.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Issuers default in the payment of the redemption payment interest ceases to accrue on Notes or portions of them called for redemption.

(d) For Notes which are represented by global certificates held on behalf of DTC, notice may be given by delivery of the relevant notices to DTC in accordance with its applicable procedures for communications to entitled account holders in substitution for the aforesaid mailing.

(e) At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least 25 days prior to the Redemption Date (or such shorter period as the Trustee may agree but in no event less than 20 days), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 5.4. Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. Notice of redemption may, at the Issuers’ option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering (in the case of redemption pursuant to Section 5.7(b) hereof) or Change of Control (in the case of purchase pursuant to Section 3.9 hereof), as the case may be.

SECTION 5.5. Deposit of Redemption or Purchase Price.

(a) Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the applicable Paying Agent money in U.S. Dollars sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

(b) If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest, if any, will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Issuers’ Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Dollar Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7. Optional Redemption.

(a) Except as otherwise set forth in this Section 5.7, the Notes are not redeemable at the option of the Issuers.

(b) At any time prior to August 15, 2018, the Issuers may redeem the Notes, in whole or in part, at their option, upon not less than 15 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”).

(c) At any time and from time to time on or after August 15, 2018, the Issuers may redeem the Notes, in whole or in part, at their option, upon not less than 15 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest thereon, if any, on the Notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2018	104.125%
2019	102.063%
2020 and thereafter	100.000%

(d) At any time and from time to time prior to August 15, 2018, the Issuers may redeem the Notes with the Net Cash Proceeds received by the Company from any Equity Offering occurring after the Issue Date (and, for absence of doubt, excluding the Equity Contribution), at a redemption price equal to 108.25% plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes), provided that:

(1) in each case, the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2) not less than 50% of the original aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries).

(e) Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Issuers’ discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(f) If the optional Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

(g) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

SECTION 5.8. Mandatory Redemption. The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided, however, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under Sections 3.5 and 3.9. The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure to comply for 60 days after written notice by the Trustee or by the Holders of at least 30% in principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture or the Collateral Documents; provided that in the case of a failure to comply with Section 3.10 such period of continuance of such default or breach shall be 120 days after written notice described in this Section 6.1(a)(3) has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(i) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(5) failure by the Company or a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $30.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) any Guarantee of the Notes by Parent, any Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company ceases to be in full force and effect, other than in accordance with the terms of this Indenture, a Guarantor that is Parent, a Significant Subsidiary of the Company or any such group of Restricted Subsidiaries of the Company denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with this Indenture or in connection with the bankruptcy of a Guarantor that is Parent, a Significant Subsidiary of the Company or such group of Restricted Subsidiaries of the Company;

(7) the Issuer, the Co-Issuer or any Guarantor that is Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case or proceeding;

(b) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(c) consents to the appointment of a Custodian of it or for substantially all of its property;

(d) makes a general assignment for the benefit of its creditors;

(e) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(f) takes any comparable action under any foreign laws relating to insolvency;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer, the Co-Issuer or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a Custodian of the Issuer, the Co-Issuer, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries, would constitute a Significant Subsidiary, for substantially all of its property;

(c) orders the winding up or liquidation of the Issuer, the Co-Issuer, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries, would constitute a Significant Subsidiary; or

(d) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days.

(9) unless such Liens have been released in accordance with the provisions of the Collateral Documents or the Intercreditor Agreements, Notes Liens with respect to all or a material portion of the Collateral, taken as a whole (it being understood that Collateral having a fair market value of less than $30.0 million shall not be considered material), cease to be valid or enforceable, or the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; or

(10) the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Collateral Documents except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole.

However, a Default under clause (3), (4), (5), (9) or (10) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Company of the Default and, with respect to clauses (3), (5), (9) and (10), the Company does not cure such Default within the time, if any, specified in clauses (3), (5), (9) and (10), as applicable, of this paragraph after receipt of such notice.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.18 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.1(a)(7) or (8) above with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.1(a)(4) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.1(a)(4) above shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) If an Event of Default described in Section 6.1(a)(7) or (8) above occurs and is continuing with respect to the Company, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in Section 6.l(a)(4), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee and the Collateral Agent shall be entitled to indemnity or security satisfactory to each of them against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits.

(a) Subject to Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest, if any, on the Notes held by such Holder, or to bring suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder. For the avoidance of doubt, no amendment to, suspension or deletion of any of the covenants in Article III or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any rights of any Holders of the Notes to receive payment of principal of, or interest on, the Notes or to institute suit for the enforcement of any payment of principal of or interest on such Holder’s Notes.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (a)(l) or (a)(2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, their Subsidiaries or their or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee and Collateral Agent for amounts due to each of them under Sections 7.7 and 12.9;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, premium, if any, and interest, respectively; and

THIRD: to the Issuers, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default, of which a Trust Officer of the Trustee has actual knowledge or written notice of, has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge or written notice of:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuers as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuers, as to which the Trustee may conclusively rely on an Officer’s Certificate.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to the Collateral Agent, and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee or has been notified in writing to a Trust Officer of the Trustee.

(j) Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence, bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuers and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by one Officer of the Issuers.

(p) The grant of permissive rights or powers to the Collateral Agent or Trustee shall not be construed to impose duties to act.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any

Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuers, provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuers’ use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuers pursuant to the terms of this Indenture, shall not be responsible for the actions of any Authentication Agent or Registrar other than the Trustee, and shall not be responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and a Trust Officer of the Trustee has actual knowledge of such occurrence or written notice thereof by the Company, on behalf of the Issuers, the Trustee must give written notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in the payment of principal of, or premium, if any, interest, if any, on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Company, on behalf of the Issuers, is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year and is continuing. The Company, on behalf of the Issuers, is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults its status and what action the Issuers are taking or proposes to take in respect thereof

SECTION 7.6. [Reserved].

SECTION 7.7. Compensation and Indemnity. The Issuers and the Guarantors, jointly and severally, shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuers and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuers shall indemnify the Trustee against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without gross negligence or willful misconduct, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes, the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuers’ expense in the defense. The Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel; provided that the Issuers shall not be required to pay the fees and expenses of such separate counsel if they assume the Trustee’s defense, and, in the reasonable judgment of the Trustee, there is no conflict of interest between the Issuers and the Trustee in connection with such defense.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture and the resignation and removal of the Trustee. The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuers.

The Issuers’ payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee in accordance with Section 7.8. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (a)(7) and clause (a)(8) of Section 6.1, the expenses (including the reasonable fees and expenses of its counsel and agents) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent, which consent will not be unreasonably withheld. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor

Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.

Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuers, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of either of the Issuers are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(l) are met.

SECTION 7.11. [Reserved]

SECTION 7.12. Trustee’s Application for Instruction from the Issuers. Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of either of the Issuers is deemed to receive such application in accordance with the notice provisions of Section 13.2, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13. Co-Trustees and Separate Trustees.

(a) Notwithstanding any other provisions of this Indenture, at any time or times, for the purpose of meeting the legal requirements of any jurisdiction, each of the Issuers and the Trustee shall have the power to appoint one or more Persons to act as co-trustee, jointly with the Trustee, or to act as separate trustees, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.13. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.10 except as may be required under applicable law and no notice to Holders of the appointment of any co-trustee or separate trustee shall be required under Section 7.8.

(b) Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(i) The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(ii) The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee, jointly as shall be provided in the instrument appointing such co-trustee or separate trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee.

(iii) The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuers, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 7.13, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee or separate trustee without the concurrence of the Issuers. Upon the written request of the Trustee, the Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section 7.13.

(iv) No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

(v) Any notice, request, other writing or act of Holders delivered to the Trustee shall be deemed to have been delivered to each of the then separate trustees and co-trustees, as effectively as if given to each of them.

SECTION 7.14. Collateral Documents; Intercreditor Agreement. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver any Intercreditor Agreement and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by such outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(b) the Issuers’ obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the Issuers’ or Guarantors’ obligations in connection therewith;

(d) the rights, immunities and indemnities of the Collateral Agent and the Issuers’ or Guarantors’ obligations in connection therewith; and

(e) this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.2, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3. Covenant Defeasance. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.10, 3.22, 3.23 and 3.24 and Section 4.1 (except Sections 4.l(a)(l) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and such Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.l(a)(3), 6.l(a)(4), 6.1(a)(5), 6.1(a)(6), 6.l(a)(7) (with respect only to the Restricted Subsidiaries of the Company), 6.1(a)(8) (with respect only to the Restricted Subsidiaries of the Company) and 6.1(a)(10) hereof shall not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(a) the Company must irrevocably deposit in trust for the benefit of the Holders with the Trustee cash in Dollars or U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay without consideration of reinvestment the principal of and premium, if any, interest, if any, due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that money so deposited need not be segregated from other funds except to the extent required by law;

(b) the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders of the Notes, in their capacity as Holders of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred, and in the case of Legal Defeasance only, such Opinion of Counsel in the United States must be based on:

(1) a ruling of the United States Internal Revenue Service; or

(2) a change in applicable U.S. federal income tax law since the issuance of the Notes;

(c) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(d) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(e) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or the Co-Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Issuers. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on the written request of either of the Issuers unless an abandoned property law designates another Person or (if then held by either of the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money, Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of their obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders.

(a) Notwithstanding Section 9.2 of this Indenture, the Issuers, any Guarantor (with respect to its Guarantee or this Indenture), the Trustee and the Collateral Agent, as applicable, may amend, supplement or modify any Note Documents and the Issuers may direct the Trustee or Collateral Agent, and the Trustee or Collateral Agent shall, enter into an Intercreditor Agreement or an amendment to any Intercreditor Agreement without the consent of any Holder to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Circular or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Company under any Note Document, Collateral Document or Intercreditor Agreement;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(7) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes;

(8) to provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, any other Note Document, the Collateral Documents or any Intercreditor Agreement, as applicable;

(9) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or under the Collateral Documents or Intercreditor Agreements of a successor Collateral Agent pursuant to the requirements thereof or to provide for the accession by the Trustee or Collateral Agent to any Note Document, Collateral Document or Intercreditor Agreement;

(10) to provide for the accession of any parties to any Note Document, Collateral Document or Intercreditor Agreement (and other amendments or enter into any Intercreditor Agreement) in connection with the incurrence of any Other Pari Passu Lien Indebtedness or Junior Lien Priority Indebtedness to the extent permitted under this Indenture;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(12) mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any Other Pari Passu Lien Indebtedness, as additional security for the payment and performance of all or any portion of the Notes Obligations or Other Pari Passu Lien Indebtedness, as applicable, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any other Note Document, any of the Intercreditor Agreements, the Collateral Documents or otherwise;

(13) provide for the release of Collateral from the Lien pursuant to, or subordinate the Lien as may be permitted under, this Indenture, any other Note Document, the Collateral Documents and the Intercreditor Agreements when permitted or required by the Collateral Documents, this Indenture or the Intercreditor Agreements; or

(14) secure any Other Pari Passu Lien Indebtedness, Junior Lien Priority Indebtedness or Notes Obligations to the extent permitted under this Indenture, the Collateral Documents and any Intercreditor Agreement.

Subject to Section 9.2, upon the request of the Issuers and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and Collateral Agent, if applicable, will join with the Issuers and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or amendment or supplement to the other Note Documents unless such amended or supplemental indenture or amendment or supplement to the other Note Documents affects the Trustee’s or Collateral Agent, if applicable, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture or amendment or supplement to the other Note Documents.

After an amendment or supplement under this Section 9.1 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2. With Consent of Holders.

(a) Except as provided in this Section 9.2, the Issuers, the Guarantors, the Trustee and Collateral Agent may amend or supplement any Note Document with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes, and, subject to Section 6.4 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for such Notes). Section 2.12 hereof and Section 13.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuers and upon the filing with the Trustee and Collateral Agent, if applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Agent , if applicable, of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and Collateral Agent , if applicable, will join with the Issuers and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or amendment or supplement to the other Note Documents unless such amended or supplemental indenture or amendment or supplement to the other Note Documents affects the Trustee’s or the Collateral Agent’s, if applicable, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture or amendment or supplement to the other Note Documents.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued hereunder and held by a nonconsenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7;

(5) make any such Note payable in currency other than that stated in such Note;

(6) impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2; or

(9) make any change in the provisions of any Intercreditor Agreement or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect.

For the avoidance of doubt, no amendment to, or deletion of any of the covenants in Article III or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any rights of any Holders of the Notes to receive payment of principal of, or interest on, the Notes or to institute suit for the enforcement of any payment of principal of or interest on such Holder’s Notes.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Collateral Documents with respect to the Notes (except as permitted by this Indenture).

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3. [Reserved].

SECTION 9.4. Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuers’ Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee to Sign Amendments. The Trustee and Collateral Agent shall sign any amended or supplemental indenture or amendment or supplement to the other Note Documents authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. In executing any amended or supplemental indenture or amendment or supplement to the other Note Documents, the Trustee and Collateral Agent will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuers in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.1. Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, the Trustee and Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuers under this Indenture and Notes (including without limitation interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuers, (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest, if any, on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuers or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash in Dollars, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of

(i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1) in the case of a Subsidiary Guarantor, a sale, exchange, transfer or other disposition (including by way of consolidation or merger) of the Capital Stock of such Subsidiary Guarantor or the sale, exchange, transfer or disposition of all or substantially all the assets of such Subsidiary Guarantor (other than to the Company or a Subsidiary Guarantor) otherwise permitted by this Indenture;

(2) in the case of a Subsidiary Guarantor, the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Subsidiary Guarantor is no longer a Restricted Subsidiary;

(3) defeasance or discharge of the Notes pursuant to Article VIII or Article XI; or

(4) in the case of a Subsidiary Guarantor, the Subsidiary Guarantor becoming an Excluded Subsidiary;

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against any of the Issuers or other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Collateral Agent or any Holder against the any of the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Collateral Agent or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a) either:

(1) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or

(2) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b) the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment, to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be;

(c) the Company has paid or caused to be paid all other sums payable under this Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes issued hereunder at maturity or the Redemption Date, as the case may be.

In addition, the Company shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent under this Article XI relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on an Officer’s Certificate as to matters of fact (including compliance with Section 11.l (a), (b) and (c)).

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.7 hereof will survive and if money has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2. Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or the Co-Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL

SECTION 12.1. Collateral Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreements. The Trustee and the Issuers hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release, foreclosure or other enforcement in relation to the Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers shall, and shall cause the Subsidiaries of the Issuers to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Issuers and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

SECTION 12.2. Limited Conditionality Provision. Notwithstanding anything to the contrary in this Indenture or in the other Note Documents or otherwise, to the extent any Collateral (including the perfection of any security interest therein) is not or cannot be provided on the Issue Date (other than (A) the pledge and perfection of security interests, to the extent required under this Indenture, in the Capital Stock of the Issuers and the Subsidiaries of Parent organized under the laws of the United States, or any state or other sub-division thereof with respect to which a Lien may be perfected by the delivery of a certificate representing such Capital Stock, if any, and which have been delivered to Parent under the terms of the Share Purchase Agreement, (B) the pledge and perfection of security interests in Collateral with respect to which a Lien may be perfected by the filing of financing statements under the UCC in the office of the Secretary of State (or equivalent filing office of the relevant state of the respective jurisdiction of organization of the Issuers or any Guarantor) and (C) the pledge and perfection of security interests in Collateral consisting of Intellectual Property (as defined in the Collateral Agreement) held by the Issuers or any Guarantor, with respect to which IP Security Agreements (as defined in the Collateral Agreement) are required to be filed under this Indenture and the Collateral Agreement), in each case after the Issuers’ use of commercially reasonable efforts to do so, then such Collateral may instead be provided as promptly as reasonably practicable after the Issue Date.

SECTION 12.3. Release of Collateral.

(a) Subject to Sections 12.3(b) and (c) hereof, Collateral may be released from the Liens and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in any Note Documents, the Liens on the Collateral, to the extent that such Liens secure the Notes Obligations, shall be automatically released, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, or instruct the Collateral Agent to execute, as applicable, the same at the Issuers’ sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with any premium and accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture as set forth under Article XI; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article VIII;

(ii) in whole or in part, with the consent of Holders of the Notes in accordance with Article IX of this Indenture;

(iii) in part, as to any asset constituting Collateral:

(A) that is sold or otherwise disposed of:

(I) by any of the Issuers or the Guarantors to any Person that is not the Company, the Co-Issuer or a Guarantor organized in the same jurisdiction in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 3.5 and by the Collateral Documents ( to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture of the Collateral Documents (provided that in the event of a transfer of assets from the Issuer, the Co-Issuer or any Guarantor to a the Issuer, the Co-Issuer or another Guarantor organized in a different jurisdiction, the Trustee shall release, or instruct the Collateral Agent to release, such Lien if such transferee Issuer, Co-Issuer or Guarantor takes all actions reasonably necessary to grant a Lien in such transferred assets to the Collateral Agent (to the extent required by this Indenture and the Collateral Documents)), or

(II) if all other Liens on that asset that constitutes ABL Priority Collateral then secured are released; or

(III) in connection with the taking of an enforcement action by the Controlling Collateral Agent in respect of the ABL Obligations or Pari Passu Obligations in accordance with the ABL Intercreditor Agreement or Pari Passu Intercreditor Agreement, respectively,

(B) that is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee,

(C) that is or becomes an Excluded Asset, or

(D) that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Collateral Documents;

provided that on the date of the repayment in full of the Credit Facilities Obligations, the Notes Liens will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the ABL Intercreditor Agreement in order to repay Credit Facilities Obligations secured by such Collateral or except to the extent such release is otherwise permitted by this Section 12.3(a) other than by clause (iii)(A)(II) above.

(b) With respect to any release of Collateral permitted by this Section 12.3, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Issuers, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or any Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in any Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

SECTION 12.4. Suits to Protect the Collateral. Subject to the provisions of Article VII hereof and the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 12.5. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.6. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuers or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.7. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuers or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.8. Release Upon Termination of the Issuers’ Obligations. In the event that the Issuers deliver to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, (ii) this Indenture shall have been satisfied and discharged in compliance with the provisions of Article XI or (iii) the Issuers shall have exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article VIII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuers and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Issuers) all acts reasonably requested by the Issuers to release and discharge such Lien as soon as is reasonably practicable.

SECTION 12.9. Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoints (and directs the Trustee to designate and appoint) and the Trustee hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreements and each of the Holders by acceptance of the Notes hereby irrevocably authorizes (and directs the Trustee to authorize) and the Trustee hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, and consents and agrees to the terms of each Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.9. The provisions of this Section 12.9 are solely for the benefit of the Collateral Agent and none of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.4. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the Intercreditor

Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, loss and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.9).

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.9 (and Section 7.7) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, realization, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuers, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or any Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l) If the Issuers or any Guarantor (i) incurs any obligations in respect of Credit Facilities Obligations or Other Pari Passu Lien Indebtedness at any time when no ABL Intercreditor Agreement or Pari Passu Intercreditor Agreement, as applicable, is in effect or at any time when Indebtedness constituting Credit Facilities Obligations or Other Pari Passu Lien Indebtedness, as applicable, entitled to the benefit of an existing ABL Intercreditor Agreement or Pari Passu Intercreditor Agreement, as applicable, is concurrently retired, and (ii) delivers to the Trustee and Collateral Agent an Officer’s Certificate so stating and requesting the Trustee and Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the ABL Intercreditor Agreement or Pari Passu Intercreditor Agreement, as applicable) in favor of a designated agent or representative for the holders of the Credit Facilities Obligations or Other Pari Passu Lien Indebtedness, as applicable, so incurred, the Trustee and Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) If the Issuers or any Guarantor (i) incurs any obligations in respect of Junior Lien Priority Indebtedness at any time when no Junior Lien Intercreditor Agreement is in effect or at any time when Indebtedness constituting Junior Lien Priority Indebtedness entitled to the benefit of an existing Junior Lien Intercreditor Agreement is concurrently retired and delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Junior Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Junior Lien Priority Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, any Intercreditor Agreement or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall not have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.

(o) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent or Trustee shall not be construed to impose duties to act.

(p) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Grantor under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, any Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of any Intercreditor Agreement and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, any Intercreditor Agreement and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s) Upon the receipt by the Collateral Agent of a written request of the Issuers signed by one Officer of each of the Issuer and the Co-Issuer (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.9(s), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuers, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreements and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u) After the occurrence of an Event of Default, the Trustee or, to the extent required by the Security Agreement, the Holders of a majority in aggregate principal amount of the Notes, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreements.

(v) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w) Subject to the terms of the Collateral Documents, in each case that the Collateral Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Collateral Documents, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents, including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments, nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(y) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.4. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral.

(aa) The Issuers shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.7.

SECTION 12.10. Designations. For purposes of the provisions hereof and the Intercreditor Agreements requiring the Issuers to designate Indebtedness for the purposes of the term “Credit Facilities Obligations,” “Other Pari Passu Lien Indebtedness,” “Junior Lien Priority Indebtedness” or any other such designations hereunder or under any Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuers by an Officer and delivered to the Trustee, the Collateral Agent and the ABL Collateral Agent.

SECTION 12.11. No Impairment of the Security Interests. Except as otherwise permitted under this Indenture, the Intercreditor Agreements and the Collateral Documents, neither the Issuers nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. [Reserved].

SECTION 13.2. Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuers or to any Guarantor:

LSF9 Cypress Holdings LLC

c/o Foundation Building Materials

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

E-mail: john.gorey@fbmsales.com

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: General Counsel

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn

Facsimile: (212) 351-5276

E-mail: JEsdorn@gibsondunn.com

if to the Trustee or Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: FBM Finance/LSF9 Cypress Secured Notes Administrator

Facsimile: (302) 636-4145

The Issuers, the Trustee or the Collateral Agent by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuers or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.3. [Reserved].

SECTION 13.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by any of the Issuers or the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, such Issuer or Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 13.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.6. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee has received written notice are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9. Governing Law. THIS INDENTURE AND THE NOTES, INCLUDING ANY NOTE GUARANTEES, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10. Jurisdiction. The Issuers and the Guarantors agree that any suit, action or proceeding against any of the Issuers or Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.11. Waivers of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.13. No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuers or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.14. Successors. All agreements of each of the Issuers and Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.15. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.16. Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.17. Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.18. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

LSF9 CYPRESS HOLDINGS LLC, as issuer

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	Vice President

FBM FINANCE, INC., as issuer

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

LSF9 Cypress Parent LLC, as a Guarantor

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

FBM AIV Blocker LLC
FBM AIV Blocker II LLC
FBM Intermediate LLC
Home Acres Holdings LLC
FBM Intermediate Holdings LLC
Foundation Building Materials, LLC
FBM Michigan LLC
FBM Gypsum Supply of Illinois LLC
FBM BAV LLC
FBM Wholesale Builders Supply LLC
FBM Wagner Distribution LLC
FBM Ohio LLC
FBM Kent Gypsum Supply, Inc.
Construction Products Acquisition, LLC
FBM HABS/KBS LLC
FBM Southwest LLC
FBM/W&S LLC
FBM Gypsum Supply LLC
FBM GWBM Inc.
Oxnard Building Materials, Inc.
Great Western Building Materials, Inc.
ProWall Building Products, Inc.
Home Acres Building Supply Co. LLC
Kobrin Builders’ Supply Holdings, LLC
FBM Logistics, LLC
Kobrin Builders Supply, LLC
FBM Washington LLC
FBM Columbus LLC
Superior Plus Construction Products Corp.
The Winroc Corporation (Midwest),
as Guarantors

By:	/s/ Ruben Mendoza
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:	/s/ John T. Needham, Jr.
Name:	John T. Needham, Jr.
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Applicable Restricted Notes Legend]

[Temporary Regulation S Legend, if applicable]

No.	[ ] Principal Amount $[ ] [as revised by the
Schedule of Increases and Decreases in Global Note attached hereto]

CUSIP NO.

LSF9 CYPRESS HOLDINGS LLC

FBM FINANCE, INC.

8.25% Senior Secured Notes due 2021

LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Issuer”), and FBM Finance, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay to Cede & Co., or its registered assigns, the principal sum of              Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on August 15, 2021.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

LSF9 CYPRESS HOLDINGS LLC

By:
Name:
Title:

FBM FINANCE, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 8.25% Senior Secured Notes due 2021 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE SIDE OF NOTE]

LSF9 CYPRESS HOLDINGS LLC

FBM FINANCE, INC.

8.25% SENIOR SECURED NOTES DUE 2021

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

LSF9 Cypress Holdings LLC, a Delaware limited liability company (such limited liability company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”) and FBM Finance, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay interest on the principal amount of this Note at 8.25% per annum from August 9, 2016 (or the most recent interest payment date to which interest has been paid or provided for) until maturity. The Issuers will pay interest semi-annually in arrears every February 15 and August 15 of each year, commencing on February 15, 2017, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be February 15, 2017. The Issuers shall pay interest on overdue principal at the rate specified herein, and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

[Until this Temporary Regulation S Global Note is exchanged for one or more Permanent Regulation S Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Temporary Regulation S Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]

2.	Method of Payment

By no later than 11:00 am. (New York City time) on the date on which any principal of, premium, if any, and interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding February 1 and August 1 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the

Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.	Paying Agent and Registrar

The Issuers initially appoint Wilmington Trust, National Association (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders. The Issuers or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.	Indenture

The Issuers issued the Notes under an Indenture dated as of August 9, 2016 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors party thereto, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail. The Notes are senior secured obligations of the Issuers.

The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.	Mandatory Redemption

The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under Section 3.5 and Section 3.9 of the Indenture. The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

6.	Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest), on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with each Guarantor, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

7.	Redemption

(a) At any time prior to August 15, 2018, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 15 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time and from time to time prior to August 15, 2018, the Issuers may redeem Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 108.25% plus accrued and unpaid interest, thereon, if any, to the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes), provided that (i) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and (ii) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Issuers or any of their Restricted Subsidiaries).

(c) Except pursuant to clauses (a) and (b) of this paragraph 7, the Notes will not be redeemable at the Issuers’ option prior to August 15, 2018.

(d) At any time and from time to time on or after August 15, 2018, the Issuers may redeem the Notes, in whole or in part, at their option, upon not less than 15 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest thereon, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Period	Percentage
2018	104.125%
2019	102.063%
2020 and thereafter	100.000%

(f) Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Issuers’ discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(g) If the optional Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption on and after by the Issuers.

(h) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(i) Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

Except as set forth in paragraph 5 above, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

8.	Repurchase Provisions

If a Change of Control occurs, unless the Issuers have previously or concurrently delivered an unconditional (or conditional solely on the consummation of the applicable Change of Control) redemption notice with respect to all the outstanding Notes as described under Section 5.7(e) of the Indenture, the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of Change of Control in accordance with Section 3.9(f) of the Indenture.

Upon certain Asset Dispositions, the Issuers may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuers’ option, Other Pari Passu Lien Indebtedness that may be purchased out of the Excess Proceeds, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

[This Temporary Regulation S Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the expiration of the Restricted Period and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article II of the Indenture. Upon exchange of this Temporary Regulation S Global Note for one or more Global Notes, the Trustee shall cancel this Temporary Regulation S Global Note.]

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal, premium, if any, or interest, if any, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

12.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuers deposit with the Trustee Dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest, if any, on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes, the Notes Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuers, the Guarantors, the Trustee and the Collateral Agent, if applicable, may amend or supplement the Indenture and the Notes as provided in the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or court protection of Parent, the Company, the Co-Issuer or certain subsidiaries of the Company) occurs and is continuing, the Trustee by written notice to the Issuers, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, interest, if any, will be due and payable immediately. If a bankruptcy, insolvency or court protection of Parent, the Company or certain subsidiaries of the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.1(a)(4) of the Indenture has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.1(a)(4) of the Indenture shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (2) all existing Events of Default, except nonpayment of principal or interest, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

15.	Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuers, provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or the Co-Issuer or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

The Issuers have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and have directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

LSF9 Cypress Holdings LLC

c/o Foundation Building Materials

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

E-mail: john.gorey@fbmsales.com

with copies (which shall not constitute a request) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: General Counsel

Facsimile: 214-515-6924

Telephone: 214-515-6824

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your signature

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuers and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuers, and a Definitive Note ☐ is / ☐ is not required.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuers or any Affiliate of the Issuers, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuers; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5☐                                Section 3.9☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $         and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):             .

Date:	Your signature
(Sign exactly as your name appears on the other side of this Note)

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [            ], 20[    ], by and among [ ● ] (the “Guaranteeing Subsidiary”), LSF9 Cypress Holdings LLC (the “Issuer”), FBM Finance, Inc. (the “Co-Issuer” and, together with the Issuer, the “Issuers”) and Wilmington Trust, National Association, as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S S ET H:

WHEREAS, each of the Issuers, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of August 9, 2016 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ 8.25% Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2. Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at the address set forth in the Indenture.

SECTION 3.2. Merger and Consolidation. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuers or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Sections 3.5 and 4.1(f) of the Indenture.

SECTION 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other patties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the patties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the patties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LSF9 CYPRESS HOLDINGS LLC

By:
Name:
Title:

FBM FINANCE, INC.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY),
as a Guarantor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:
Name:
Title:

Exhibit C

FORM OF

PARI PASSU LIEN INTERCREDITOR AGREEMENT

dated as of [            ], 20[    ],

among

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Notes Collateral Agent for the Notes Secured Parties,

[            ],

as the Initial Additional Authorized Representative,

[            ],

as the Initial Additional Collateral Agent,

each ADDITIONAL AUTHORIZED REPRESENTATIVE from time to time party hereto

and

each ADDITIONAL COLLATERAL AGENT from time to time party hereto

Page

ARTICLE I

Definitions

SECTION 1.01	Certain Defined Terms	C-5
SECTION 1.02	Terms Generally	C-11

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01	Equal Priority of Claims	C-12
SECTION 2.02	Impairments	C-13
SECTION 2.03	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	C-14
SECTION 2.04	No Interference; Payment Over	C-15
SECTION 2.05	Automatic Release of Liens	C-16
SECTION 2.06	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	C-17
SECTION 2.07	Reinstatement	C-18
SECTION 2.08	Insurance and Condemnation Awards	C-18
SECTION 2.09	Refinancings, Etc.	C-18
SECTION 2.10	Control Collateral Agent as Gratuitous Bailee for Perfection	C-18
SECTION 2.11	Amendments to Collateral Documents	C-20

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01	Determinations with Respect to Amounts of Liens and Obligations	C-20

ARTICLE IV

The Controlling Collateral Agent; the Applicable Authorized Representative

SECTION 4.01	Authority	C-20
SECTION 4.02	Rights as a Pari Passu Secured Party	C-21
SECTION 4.03	Exculpatory Provisions	C-22
SECTION 4.04	Reliance	C-23
SECTION 4.05	Delegation of Duties	C-24

Annexes:

Annex I	Grantors
Annex II	Form of Joinder Agreement
Annex III	Form of Acknowledgement

PARI PASSU LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee for the holders of the Notes (in such capacity and together with its successors in such capacity, the “Trustee”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent for the Notes Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), [                    ], as Authorized Representative for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), [                    ], as collateral agent for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Collateral Agent”), and each ADDITIONAL AUTHORIZED REPRESENTATIVE and ADDITIONAL COLLATERAL AGENT from time to time party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (a) the Trustee and the Notes Collateral Agent (in each case, for itself and on behalf of the Notes Secured Parties), (b) the Initial Additional Authorized Representative and the Initial Additional Collateral Agent (in each case, for itself and on behalf of the Initial Additional Pari Passu Secured Parties) and (c) each Additional Authorized Representative and Additional Collateral Agent (in each case, for itself and on behalf of the Additional Pari Passu Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Indenture (whether or not then in effect) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Authorized Representative” means, with respect to any Series of Additional Pari Passu Obligations or Additional Pari Passu Secured Parties, the administrative agent, trustee or other similar representative serving and named as the “Authorized Agent” for such Series in the applicable Joinder Agreement, together with its successors from time to time in such capacity.

“Additional Collateral Agent” means, with respect to any Series of Additional Pari Passu Obligations or Additional Pari Passu Secured Parties, the collateral agent or other similar representative serving and named as the “Collateral Agent” for such Series in the applicable Joinder Agreement, together with its successors from time to time in such capacity.

“Additional Pari Passu Collateral Documents” means, with respect to any Additional Pari Passu Obligations of any Series, each collateral agreement, security agreement, mortgage or other document now existing or entered into after the date hereof that creates, or purports to create, Liens on any assets of any Grantor to secure the Additional Pari Passu Obligations of such Series.

“Additional Pari Passu Documents” means, with respect to any Additional Pari Passu Obligations of any Series, the credit agreements, notes, indentures, security documents or other agreements, documents or instruments evidencing or governing such Additional Pari Passu Obligations or the Liens securing such Additional Pari Passu Obligations, including the Additional Pari Passu Collateral Documents of such Series.

“Additional Pari Passu Obligations” means, collectively, all amounts owing pursuant to the terms of any Series of New Pari Passu Indebtedness, including the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), premiums (including premiums that accrue after the commencement of a Bankruptcy Case, regardless of whether such premiums is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Pari Passu Document of such Series.

“Additional Pari Passu Secured Parties” means, with respect to any Additional Pari Passu Obligations of any Series, the holders of any Additional Pari Passu Obligations of such Series and the Authorized Representative and the Collateral Agent with respect thereto.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (a) until the Non-Controlling Authorized Representative Enforcement Date, the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations with respect to such Shared Collateral, and (b) from and after the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative. As of the date hereof, the Applicable Authorized Representative is [                    ].

“Authorized Representative” means, at any time, (a) with respect to any Notes Obligations or the Notes Secured Parties, the Trustee, (b) with respect to any Initial Additional Pari Passu Obligations or the Initial Additional Pari Passu Secured Parties, the Initial Additional Authorized Representative and (c) with respect to any Series of Additional Pari Passu Obligations or Additional Pari Passu Secured Parties, the Additional Authorized Representative for such Series.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.06(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Co-Issuer” means FBM Finance, Inc., a Delaware corporation that is a wholly-owned Subsidiary of the Company.

“Collateral” means all assets subject to, or purported to be subject to, Liens securing any Pari Passu Obligations of any Series.

“Collateral Agent” means (a) with respect to any Notes Obligations or the Notes Secured Parties, the Notes Collateral Agent, (b) with respect to the Initial Additional Pari Passu Obligations or the Initial Additional Pari Passu Secured Parties, the Initial Additional Collateral Agent and (c) with respect to any Series of Additional Pari Passu Obligations or Additional Pari Passu Secured Parties, the Additional Collateral Agent for such Series.

“Collateral Documents” means, collectively, (a) the Notes Collateral Documents, (b) the Initial Additional Pari Passu Collateral Documents and (c) the Additional Pari Passu Collateral Documents.

“Company” means LSF9 Cypress Holdings LLC, a Delaware limited liability company.

“Control Collateral” means any Shared Collateral in the possession of, or controlled by, a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Control Collateral includes any Certificated Securities, Instruments, Investment Property, Deposit Accounts and Chattel Paper, in each case, delivered to, in the possession of or controlled by any Collateral Agent (or its agents or bailees) under the terms of any Collateral Document.

“Controlling Collateral Agent” means, at any time with respect to any Shared Collateral, the Collateral Agent of the same Series as the Authorized Representative that is the Applicable Authorized Representative for such Shared Collateral at such time. As of the date hereof, the Controlling Collateral Agent is [                    ]. Unless and until delivery of an officer’s certificate by the Company referred to in Section 2 of the Acknowledgement executed by the Company in respect of this Agreement (the form of such Acknowledgement being attached as Annex III to this Agreement), or delivery of a notice of such change by any Collateral Agent or any Authorized Representative, the Collateral Agents and the Authorized Representatives shall not be deemed to have knowledge of any change in the identity of the Controlling Collateral Agent.

“Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Pari Passu Secured Parties of the same Series as the Authorized Representative that is the Applicable Authorized Representative for such Shared Collateral at such time.

“Default” means, with respect to any Series of Pari Passu Obligations, a “Default” (or similarly defined term) with respect to such Series of Pari Passu Obligations as defined in the applicable Pari Passu Document for such Series.

“DIP Financing” has the meaning assigned to such term in Section 2.06(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.06(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.06(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Passu Obligations, the date on which such Series of Pari Passu Obligations is no longer secured by and no longer required to be secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Event of Default” means, with respect to any Series of Pari Passu Obligations, an “Event of Default” (or similarly defined term) with respect to such Series of Pari Passu Obligations as defined in the applicable Pari Passu Document for such Series.

“Grantors” means Holdings, the Company and each of the Guarantors (as defined in the Indenture) which has granted, or purported to have granted, a Lien pursuant to any Collateral Document to secure any Series of Pari Passu Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” means LSF9 Cypress Parent LLC, a Delaware limited liability company.

“Impairment” has the meaning assigned to such term in Section 2.02.

“Indenture” means the Indenture dated as of August 9, 2016, among Holdings, the Company, the Co-Issuer, each of the Note Guarantors party thereto, the Trustee and the Notes Collateral Agent.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the preamble hereto.

“Initial Additional Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Initial Additional Pari Passu Agreement” mean [the [Credit Agreement/Indenture] dated as of the date hereof, among [                    ],] as amended, restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional Pari Passu Collateral Documents” means the Initial Additional Pari Passu Security Agreement and each other collateral agreement, security agreement, mortgage or other document now existing or entered into after the date hereof that creates, or purports to create, Liens on any assets of any Grantor to secure the Initial Additional Pari Passu Obligations.

“Initial Additional Pari Passu Documents” means the Initial Additional Pari Passu Agreement, the Initial Additional Pari Passu Collateral Documents and each of the other agreements, documents and instruments executed pursuant thereto, and all other agreements, documents or instruments evidencing or governing any Initial Additional Pari Passu Obligations or the Liens securing any Initial Additional Pari Passu Obligations.

“Initial Additional Pari Passu Obligations” means the [“Obligations”] as such term is defined in the [Initial Additional Pari Passu Security Agreement], whether now existing or arising hereafter, including the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), premiums (including premiums that accrue after the commencement of a Bankruptcy Case, regardless of whether such premiums are an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Initial Additional Pari Passu Document.

“Initial Additional Pari Passu Secured Parties” means the Initial Additional Authorized Representative, the Initial Additional Collateral Agent and the holders from time to time of any Initial Additional Pari Passu Obligations outstanding at such time.

“Initial Additional Pari Passu Security Agreement” means [the Pledge and Security Agreement] dated as of the date hereof, among the Company, the other Grantors and the Initial Additional Collateral Agent, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relating to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.02.

“Intervening Lien” has the meaning assigned to such term in Section 2.02.

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations with respect to such Shared Collateral (other than, in each case, the Pari Passu Obligations of the Controlling Secured Parties).

“Mortgaged Property” means any parcel of real property and improvements thereto that constitute Shared Collateral.

“New Agent” means a New Authorized Representative or a New Collateral Agent.

“New Authorized Representative” means the administrative agent, trustee or other similar representative for any New Pari Passu Indebtedness.

“New Collateral Agent” means the collateral agent or other similar representative for any New Pari Passu Indebtedness.

“New Pari Passu Indebtedness” has the meaning assigned to such term in Section 5.15.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative in respect of any Shared Collateral, the date that is 180 days after the occurrence of both (a) an Event of Default (under and as defined in the Pari Passu Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (b) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (i) as of the date of such notice, such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative with respect to such Shared Collateral and that an Event of Default (under and as defined in the Pari Passu Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (ii) the Pari Passu Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Pari Passu Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur (and shall be deemed not to have occurred) with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative or the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to a material portion of such Shared Collateral (or the Applicable Authorized Representative shall have instructed the Controlling Collateral Agent to do the same) or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Passu Secured Parties that are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes” means (a) the 8.25% Senior Secured Notes due 2021 issued by the Company and Co-Issuer under the Indenture in an aggregate principal amount of $575,000,000 and (b) any additional notes issued by the Company under the Indenture in accordance with the terms thereof.

“Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Notes Collateral Documents” means the Notes Security Agreement and each other collateral agreement, security agreement, mortgage or any other document now existing or entered into after the date hereof that creates, or purports to create, Liens on any assets of any Grantor to secure the Notes Obligations.

“Notes Documents” means the Indenture, the Notes, the Notes Collateral Documents[, Note Guarantees] and each of the other agreements, documents and instruments executed pursuant thereto, and all other agreements, documents or instruments evidencing or governing any Notes Obligations or the Liens securing any Notes Obligations.

“Notes Obligations” means the “Notes Obligations” as such term is defined in the Indenture, whether now existing or arising hereafter, including the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), premiums (including premiums that accrue after the commencement of a Bankruptcy Case, regardless of whether such premiums are an allowed claim under such Bankruptcy Case), reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Notes Document.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent, the holders from time to time of any of the Notes and the holders from time to time of any other Notes Obligations outstanding at such time.

“Notes Security Agreement” means the Collateral Agreement, dated as of August 9, 2016, among the Company, the other Grantors and the Notes Collateral Agent, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Pari Passu Documents” means, collectively, (a) the Note Documents, (b) the Initial Additional Pari Passu Documents and (c) each Additional Pari Passu Document.

“Pari Passu Obligations” means, collectively, (a) the Notes Obligations, (b) the Initial Additional Pari Passu Obligations and (c) each Series of Additional Pari Passu Obligations.

“Pari Passu Secured Parties” means (a) the Notes Secured Parties, (b) the Initial Additional Pari Passu Secured Parties and (c) each Series of the Additional Pari Passu Secured Parties.

“Proceeds” has the meaning assigned to such term in Section 2.01(b).

“Refinance” means, in respect of any indebtedness, to refinance or replace, or issue other indebtedness or enter into alternative financing arrangements in exchange or replacement for, such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors. “Refinanced” and “Refinancing” have correlative meanings.

“Related Pari Passu Secured Parties” means, with respect to the Authorized Representative or the Collateral Agent of any Series, the Pari Passu Secured Parties of the same Series.

“Series” means (a) when used with respect to the Pari Passu Secured Parties, each of (i) the Notes Secured Parties, (ii) the Initial Additional Pari Passu Secured Parties and (iii) the Additional Pari Passu Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative and a common Collateral Agent, (b) when used with respect to any Pari Passu Obligations, each of (i) the Notes Obligations, (ii) the Initial Additional Pari Passu Obligations and (iii) the Additional Pari Passu Obligations incurred after the date hereof which pursuant to any Joinder Agreement are represented hereunder by a common Authorized Representative and a common Collateral Agent, and (c) when used with respect to the Authorized Representatives or the Collateral Agent, each of (i) the Trustee or the Notes Collateral Agent, (ii) the Initial Additional Authorized Representative or the Initial Additional Collateral Agent and (iii) the Additional Authorized Representative or the Additional Collateral Agent that shall have become a party hereto after the date hereof pursuant to the same Joinder Agreement.

“Shared Collateral” means, at any time, Collateral on which the Pari Passu Secured Parties of two or more Series, or the applicable Collateral Agent on their behalf, hold or purport to hold a Lien at such time. If more than two Series of Pari Passu Obligations are outstanding at any time and not all of the Series of Pari Passu Secured Parties, or the applicable Collateral Agent on their behalf, hold or purport to hold a Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral only for those Series of Pari Passu Secured Parties that hold or purport to hold, or the applicable Collateral Agent on behalf of which holds or purports to hold, a Lien on such Collateral at such time and shall not constitute Shared Collateral for any Series of Pari Passu Secured Parties that do not, and the applicable Collateral Agent for which does not, hold or purport to hold a Lien on such Collateral at such time.

“Trustee” has the meaning assigned to such term in the preamble hereto.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word

“including” is by way of example and not limitation. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, restated, extended, supplemented or otherwise modified and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Equal Priority of Claims. (a) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on any Shared Collateral securing any Series of Pari Passu Obligations, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Pari Passu Documents or any other circumstance whatsoever (but, in each case, subject to Section 2.02), each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that Liens on any Shared Collateral securing any Series of Pari Passu Obligations shall be of equal priority with Liens on such Shared Collateral securing any other Series of Pari Passu Obligations.

(b) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that notwithstanding anything contained herein or in any of the other Pari Passu Documents to the contrary (but, in each case, subject to Section 2.02), if (i) an Event of Default has occurred and is continuing and such Authorized Representative or such Collateral Agent, or any of its Related Pari Passu Secured Parties, is taking action to enforce rights or exercise remedies in respect of any Shared Collateral, (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding or (iii) such Authorized Representative or such Collateral Agent, or any of its Related Pari Passu Secured Parties, receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, then the proceeds of any sale, collection or other liquidation of any such Shared Collateral obtained by such Authorized Representative or such Collateral Agent, or any of its Related Pari Passu Secured Parties, on account of such enforcement of rights or exercise of remedies, any such distribution and any such payment received by such Authorized Representative or such Collateral Agent, or any of its Related Pari Passu Secured Parties (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall be applied as follows:

(i) FIRST, to the payment of all amounts owing to each Collateral Agent and each Authorized Representative (each in its capacity as such) and their respective agents pursuant to the terms of any Pari Passu Document;

(ii) SECOND, subject to Section 2.02, to the payment in full of the Pari Passu Obligations of each Series secured by a Lien on such Shared Collateral at the time due and payable (the amounts so applied to be distributed ratably in accordance with the amounts of the Pari Passu Obligations of each such Series on the date of such application), with such Proceeds allocated to any Series of Pari Passu Obligations to be applied to the Pari Passu Obligations of such Series in accordance with the terms of the applicable Pari Passu Documents of such Series; provided that amounts applied under this clause SECOND during any period when the Pari Passu Obligations of any such Series shall not be due and payable in full shall be allocated to the Pari Passu Obligations of such Series as if such Pari Passu Obligations were at the time due and payable in full, and any amounts allocated to the payment of the Pari Passu Obligations of such Series that are not yet due and payable shall be transferred to, and held by, the Collateral Agent of such Series solely as collateral for the Pari Passu Obligations of such Series (and shall not constitute Shared Collateral for purposes hereof) until the date on which the Pari Passu Obligations of such Series shall have become due and payable in full (at which time such amounts shall be applied to the payment thereof in accordance with the terms of the applicable Pari Passu Documents of such Series); and

(iii) THIRD, after (A) payment in full of all Pari Passu Obligations, (B) the cash collateralization or back-stopping of any letters of credit constituting Pari Passu Obligations on terms and conditions reasonably satisfactory to the applicable Collateral Agent and (C) termination or expiration of all commitments to lend or issue letters of credit under any Pari Passu Documents, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

SECTION 2.02 Impairments. Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that it is the intention of the Pari Passu Secured Parties of each Series that the Pari Passu Secured Parties of such Series (and not the Pari Passu Secured Parties of any other Series) bear the risk of (a) any determination by a court of competent jurisdiction that (i) any of the Pari Passu Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Passu Obligations), (ii) any of the Pari Passu Obligations of such Series do not have a valid and perfected Lien on any of the Collateral securing any other Series of Pari Passu Obligations or (iii) any Person (other than any Authorized Representative, any Collateral Agent or any Pari Passu Secured Party) has a Lien on any Shared Collateral that is senior in priority to the Lien on such Shared Collateral securing Pari Passu Obligations of such Series, but junior to the Lien on such Shared Collateral securing any

Pari Passu Obligations of any other Series (any such Lien being referred to as an “Intervening Lien”, and any such Person being referred to as an “Intervening Creditor”), or (b) the existence of any Collateral for any other Series of Pari Passu Obligations that does not constitute Shared Collateral with respect to the Pari Passu Obligations of such Series (any such condition referred to in the foregoing clauses (a) or (b) with respect to any Series of Pari Passu Obligations, an “Impairment” of such Series); provided that the existence of any limitation on the maximum claim that may be made against any Mortgaged Property that applies to Pari Passu Obligations of all Series shall not be deemed to be an Impairment of Pari Passu Obligations of any Series. In the event any Impairment exists with respect to any Series of Pari Passu Obligations, the results of such Impairment shall be borne solely by the Pari Passu Secured Parties of such Series, and the rights of the Pari Passu Secured Parties of such Series (including the right to receive distributions in respect of such Series of Pari Passu Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the Pari Passu Secured Parties of such Series. In furtherance of the foregoing, in the event Pari Passu Obligations of any Series shall be subject to an Impairment in the form of an Intervening Lien of any Intervening Creditor, the value of any Shared Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted solely from the Shared Collateral or Proceeds to be distributed in respect of Pari Passu Obligations of such Series. Additionally, in the event the Pari Passu Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to Pari Passu Obligations of such Series or the Pari Passu Documents of such Series shall refer to such obligations or such documents as so modified.

SECTION 2.03 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, hereby agrees that notwithstanding anything to the contrary in any Pari Passu Document (other than this Agreement), (i) only the Controlling Collateral Agent shall, and shall have the right to, exercise, or refrain from exercising, any rights, remedies and powers with respect to the Shared Collateral, including any action to enforce any security interest in or realize upon any Shared Collateral and any right, remedy or power with respect to any Shared Collateral under any intercreditor agreement (other than this Agreement), (ii) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, it being understood and agreed that, notwithstanding any such instruction by the Applicable Authorized Representative, the Controlling Collateral Agent shall not be required to take any action that, in its opinion, could expose the Controlling Collateral Agent to liability or be contrary to any Pari Passu Document or applicable law, (iii) the Controlling Collateral Agent shall not be required to, and shall not, follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Pari Passu Secured Party, other than the Applicable Authorized Representative) and (iv) no Non-Controlling Authorized Representative or any other Pari Passu Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Passu Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Collateral Documents, shall be entitled to take any such actions or exercise any such rights, remedies or powers with respect to Shared Collateral.

(b) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that notwithstanding the equal priority of the Liens securing each Series of Pari Passu Obligations, the Controlling Collateral Agent may deal with any Shared Collateral as if the Controlling Collateral Agent had a senior Lien on such Shared Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object (or support the challenge of any other Person) to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties of any rights and remedies relating to the Shared Collateral, or seek to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(c) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that neither it nor any of its Related Pari Passu Secured Parties will (and each hereby waives any right to) challenge or contest, or support any other Person in challenging or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the perfection, priority, validity, attachment or enforceability of any Lien held by or on behalf of any of the Pari Passu Secured Parties on all or any part of the Collateral, (ii) the validity, enforceability or effectiveness of any Pari Passu Obligations of any Series or any Pari Passu Document of any Series or (iii) the validity, enforceability or effectiveness of the priorities, rights or duties established by, or other provisions of, this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Authorized Representative, any Collateral Agent or any other Pari Passu Secured Party to enforce this Agreement.

SECTION 2.04 No Interference; Payment Over. (a) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that (i) neither it nor any of its Related Pari Passu Secured Parties will take or cause to be taken any action the purpose or intent of which is, or could reasonably be expected to be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (ii) except as provided in Section 2.03, neither it nor any of its Related Pari Passu Secured Parties shall have any right to (A) direct the Controlling Collateral Agent or any other Pari Passu Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Pari Passu Secured Party of any right, remedy or power with respect to any Shared Collateral, (iii) neither it nor any of its Related Pari Passu Secured Parties will institute any suit or proceeding, or assert in any suit, bankruptcy, insolvency or other proceeding any claim, against the Controlling Collateral Agent or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Passu Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Passu Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement and (iv) neither it nor any of its Related Pari Passu Secured Parties will seek, and each hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any Authorized Representative, any Collateral Agent or any other Pari Passu Secured Party to enforce this Agreement.

(b) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that if it or any of its Related Pari Passu Secured Parties shall obtain possession of any Shared Collateral or shall realize any Proceeds in respect of any Shared Collateral (other than as a result of any application of Proceeds pursuant to Section 2.01(b)), pursuant to any Collateral Document, by the exercise of any rights or remedies available to it under applicable law or in any Insolvency or Liquidation Proceeding (including pursuant to any intercreditor agreement), at any time prior to the Discharge of the Pari Passu Obligations of each other Series, (i) it or such Related Pari Passu Secured Party, as the case may be, shall promptly inform the Applicable Authorized Representative and the Controlling Collateral Agent thereof and (ii) it or such Related Pari Passu Secured Party, as the case may be, shall hold such Shared Collateral or Proceeds in trust for the Pari Passu Secured Parties of each other Series entitled thereto pursuant to Section 2.01(b) and shall promptly transfer such Shared Collateral or such Proceeds, as the case may be, to the Controlling Collateral Agent in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, for distribution in accordance with Section 2.01(b).

SECTION 2.05 Automatic Release of Liens. (a) Notwithstanding anything to the contrary in the Pari Passu Documents, if, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Pari Passu Secured Parties upon such Shared Collateral will automatically, unconditionally and simultaneously be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any Proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(b).

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver to the Controlling Collateral Agent all such authorizations, termination or amendment statements, releases and other instruments as shall reasonably be requested by the Controlling Collateral Agent (it being understood that the Notes Collateral Agent shall not be obligated to make such request) to evidence and confirm any release of Shared Collateral provided for in this Section, at the cost and expense of the Company and without the consent or direction of any other Pari Passu Secured Parties; provided that the Notes Collateral Agent shall have no obligation to prepare any authorizations, termination or amendment statements, releases or other instruments pursuant to this Section 2.05.

SECTION 2.06 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code.

(b) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that if the Company or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, neither it (if it is not the Applicable Authorized Representative or the Controlling Collateral Agent) nor any of its Related Pari Passu Secured Parties (other than Controlling Secured Parties) will raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, in each case unless the Applicable Authorized Representative or the Controlling Collateral Agent (acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis Liens of the Pari Passu Secured Parties of any other Series (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Passu Secured Parties of each Series are granted Liens on any additional collateral provided to any Pari Passu Secured Parties of any other Series as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis Liens of the Pari Passu Secured Parties of any other Series as set forth in this Agreement (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied in accordance with Section 2.01(b), and (D) if any Pari Passu Secured Parties of any Series are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the Proceeds of such adequate protection are applied in accordance with Section 2.01(b); provided, however, that this Agreement shall not limit the right of the Pari Passu Secured Parties of any Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Passu Secured Parties of such Series that shall not constitute Shared Collateral; and provided further that the Pari Passu Secured Parties of any Series receiving adequate protection shall not object to any Pari Passu Secured Party of any other Series receiving adequate protection comparable to any adequate protection granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.07 Reinstatement. In the event that any of the Pari Passu Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Passu Obligations shall again have been paid in full in cash. This Section 2.07 shall survive the termination of this Agreement.

SECTION 2.08 Insurance and Condemnation Awards. As between the Pari Passu Secured Parties, the Controlling Collateral Agent shall have the exclusive right (but not the obligation) to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting any Shared Collateral; provided that, to the extent applicable, any Proceeds arising therefrom shall be subject to Section 2.01(b).

SECTION 2.09 Refinancings, Etc. The Pari Passu Obligations of any Series may, subject to the limitations set forth in the then existing Pari Passu Documents, be Refinanced (in whole or in part), increased, extended, renewed, restated, supplemented, restructured or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Pari Passu Document) of any Pari Passu Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that, in the case of a Refinancing (if the resulting obligations are intended to be (and under the then existing Pari Passu Documents are permitted to be) secured by any Collateral on a basis that is equal in priority to the Liens on such Collateral securing Pari Passu Obligations of any other Series), the Authorized Representative and the Collateral Agent for the holders of such obligations shall have, on behalf of themselves and such holders, executed a Joinder Agreement in accordance with Section 5.02.

SECTION 2.10 Control Collateral Agent as Gratuitous Bailee for Perfection. (a) Each Collateral Agent agrees that any Shared Collateral constituting Control Collateral in its possession or control (or in the possession or control of its agents or bailees) shall be delivered, or control thereof shall be transferred, to the Controlling Collateral Agent, together with any necessary endorsements (or otherwise allow the Controlling Collateral Agent to obtain possession or control of such Control Collateral), and the Controlling Collateral Agent agrees to hold (and, pending delivery or transfer of control of any such Control Collateral to the Controlling Collateral Agent, each other Collateral Agent agrees to hold) any Shared Collateral constituting Control Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Pari Passu Secured Party solely for the purpose of perfecting the security interest granted in such Control Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this Section 2.10; provided that at any time any Collateral Agent shall cease to be the Controlling Collateral Agent with respect to any Control Collateral, it shall promptly deliver or transfer control of any such Control Collateral in its possession or control (or in the possession or control of its agents or bailees) to the new Controlling Collateral Agent, together with any necessary endorsements (or otherwise allow the new Controlling Collateral Agent to obtain possession or control of such Control Collateral). The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of the willful misconduct or gross negligence by such Collateral Agent or any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Collateral Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(b) Pending delivery or transfer of control of any Control Collateral to the new Controlling Collateral Agent as provided in Section 2.10(a), each Collateral Agent agrees to hold or maintain control of any Shared Collateral constituting Control Collateral, from time to time in its possession or control (or in the possession or control of its agents or bailees), as gratuitous bailee for the benefit of each other Pari Passu Secured Party, solely for the purpose of perfecting the security interest granted in such Control Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this Section 2.10.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.10 shall be limited solely to holding or maintaining control of any Shared Collateral constituting Control Collateral as gratuitous bailee for the benefit of each other Pari Passu Secured Party for purposes of perfecting the Lien held by such Pari Passu Secured Parties thereon.

(d) No Collateral Agent shall have any obligation whatsoever to any Pari Passu Secured Party to ensure that the Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.10. The duties or responsibilities of each Collateral Agent under this Section 2.10 shall be limited solely to holding any Control Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts as gratuitous agent) in accordance with Section 2.10.

(e) None of the Collateral Agents or any of the Pari Passu Secured Parties shall have by reason of the Pari Passu Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other Pari Passu Secured Parties, and each Collateral Agent and each Pari Passu Secured Party hereby waives and releases the other Collateral Agents and Pari Passu Secured Parties from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.10 as gratuitous bailee with respect to Control Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control.

SECTION 2.11 Amendments to Collateral Documents. Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that no Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement. In making determinations required by this Section 2.11, any Authorized Representative, Collateral Agent or other Pari Passu Secured Party may conclusively rely on a certificate of an authorized officer of the Company stating that such amendment, supplement or other modification, or such new Collateral Document, is permitted by this Section 2.11.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever any Authorized Representative or Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Passu Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Passu Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Authorized Representative or Collateral Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Authorized Representative and each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Passu Secured Party or any other Person as a result of such determination or any action taken or not taken pursuant thereto.

ARTICLE IV

The Controlling Collateral Agent; the Applicable Authorized Representative

SECTION 4.01 Authority. (a) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Pari Passu Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in Collateral Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights, remedies or powers to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Passu Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, waives any claim it or any of its Related Pari Passu Secured Parties may now or hereafter have against any Collateral Agent, any Authorized Representative or any other Pari Passu Secured Party of any other Series arising out of (i) any actions which any such Collateral Agent, Authorized Representative or other Pari Passu Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any account debtor, guarantor or any other party) in accordance with the Collateral Documents or any other agreement related thereto or to the collection of any Pari Passu Obligations or the valuation, use, protection or release of any security for any Pari Passu Obligations, (ii) any election by any such Collateral Agent, Authorized Representative or other Pari Passu Secured Party, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept (and the Applicable Authorized Representative shall not instruct the Controlling Collateral Agent to accept) any Shared Collateral in full or partial satisfaction of any Pari Passu Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each other Collateral Agent representing holders of Pari Passu Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02 Rights as a Pari Passu Secured Party. (a) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, acknowledges and agrees that the Person serving as the Controlling Collateral Agent or the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a Pari Passu Secured Party under any Series of Pari Passu Obligations that it holds as any other Pari Passu Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be, and the term “Pari Passu Secured Party”, “Notes Secured Party”, “Initial Additional Pari Passu Secured Party” and “Additional Pari Passu Secured Party” (and the plural thereof) shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be, its individual capacity. The Person serving as the Controlling Collateral Agent or the Applicable Authorized Representative hereunder, and any of its Affiliates, may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be, hereunder and without any duty to account therefor to any other Pari Passu Secured Party. For the avoidance of doubt, each of the Notes Collateral Agent and the Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it under the Notes Documents, all of which are incorporated by reference herein mutatis mutandis.

SECTION 4.03 Exculpatory Provisions. (a) Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, acknowledges and agrees that neither the Controlling Collateral Agent nor the Applicable Authorized Representative shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent and the Applicable Authorized Representative:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that it is required to exercise (in the case of the Controlling Collateral Agent, as directed in writing by the Applicable Authorized Representative); provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to any Collateral Document or applicable law;

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be, or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (i) in the case of the Controlling Collateral Agent, with the consent or at the request of the Applicable Authorized Representative, (ii) in the absence of the willful misconduct or gross negligence by the Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be, as determined by a court of competent jurisdiction in a final, non-appealable judgment, or (iii) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement (it being understood and agreed that each of the Controlling Collateral Agent and the Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of Pari Passu Obligations unless and until notice describing such Event Default is given to the Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be (and, in the case of the Notes Collateral Agent, to one of its Responsible Officers (as defined in the Indenture)), by the Collateral Agent or the Authorized Representative for such Series of Pari Passu Obligations or by the Company);

(v) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Collateral Document or any other agreement, instrument or document, or the validity, attachment, creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral for any Series of Pari Passu Obligations, or (vi) the satisfaction of any condition set forth in any Pari Passu Document; and

(vi) with respect to any Pari Passu Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Collateral Agent or the Authorized Representative of the applicable Series or by the Company to the contrary, specifically setting forth the alleged violation.

SECTION 4.04 Reliance. Each of the Controlling Collateral Agent and the Applicable Authorized Representative shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Controlling Collateral Agent and the Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each of the Controlling Collateral Agent and the Applicable Authorized Representative may consult with legal counsel (who may include, but shall not be limited to, counsel for the Company or counsel for any Authorized Representative), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05 Delegation of Duties. Each of the Controlling Collateral Agent and the Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other Collateral Document by or through any one or more sub-agents appointed by it, and shall not be responsible for the misconduct of such sub-agent appointed with due care. The Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be, and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Collateral Agent or the Applicable Authorized Representative, as the case may be, and any such sub-agent. Each Non-Controlling Authorized Representative and Collateral Agent that is not the Controlling Collateral Agent, for itself and on behalf of each other Pari Passu Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Controlling Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or Pari Passu Secured Parties, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Pari Passu Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(a) if to the Trustee or the Notes Collateral Agent, to it at:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: FBM Finance/LSF9 Cypress Secured Notes Administrator

Fax: (302) 636-4145

Email: tmorris@wilmingtontrust.com; and

(b) if to the Initial Additional Authorized Representative, to it at:

[                    ];

(c) if to the Initial Additional Collateral Agent, to it at:

[                    ]; and

(d) if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a fax or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.02 Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified, except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent then party hereto (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which directly and adversely affects the rights, interests, liabilities or privileges of, or impose additional duties and obligations on, the Company or any other Grantor, with the consent of the Company). Notwithstanding the foregoing, without the consent of any Pari Passu Secured Party, (i) any Authorized Representative and any Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.15, and upon such execution and delivery, such Authorized Representative and such Collateral Agent, and the Additional Pari Passu Secured Parties and Additional Pari Passu Obligations of the Series for which such Authorized Representative and such Collateral Agent is acting, shall be subject to the terms hereof and (ii) in connection with any Refinancing of Pari Passu Obligations of any Series, or the incurrence of Additional Pari Passu Obligations of any Series, the Authorized Representatives and the Collateral Agents then party hereto shall enter (and are hereby authorized to enter without the consent of any other Pari Passu Secured Party), at the request of any Collateral Agent then party hereto, any Authorized Representative then party hereto or the Company (without any obligation by the Notes Collateral Agent to make such request), into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence, provided that any Authorized Representative and any Collateral Agent may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an authorized officer of the Company to the effect that such Refinancing or incurrence is permitted by the then existing Pari Passu Documents.

SECTION 5.03 Non-Reliance; Information. Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, acknowledges that it and its Related Pari Passu Secured Parties have, independently and without reliance upon the Controlling Collateral Agent, any other Collateral Agent, the Applicable Authorized Representative, any other Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Pari Passu Documents. Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, also acknowledges that it and its Related Pari Passu Secured Parties will, independently and without reliance upon the Controlling Collateral Agent, any other Collateral Agent, the Applicable Authorized Representative, any other Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Pari Passu Document or any related agreement or any document furnished hereunder or thereunder. No Authorized Representative, Collateral Agent or any other Pari Passu Secured Party of any Series shall have any duty to disclose to any Pari Passu Secured Party of any other Series any information relating to the Company or any of the Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the Pari Passu Obligations, that is known or becomes known to any of them or any of their Affiliates. If the Authorized Representative, the Collateral Agent or any other Pari Passu Secured Party of any Series, in its sole discretion, undertakes at any time or from time to time to provide any such information to, as the case may be, the Authorized Representative, the Collateral Agent or any other Pari Passu Secured Party of any other Series, it shall be under no obligation (i) to make, and shall be deemed not to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation. Nothing in this Section 5.03 shall be construed to impose any duty or obligation on the Notes Collateral Agent or the Trustee to make any credit analyses or determinations bearing on the risk of non-payment beyond that which may be required by the Notes Documents.

SECTION 5.04 No Warranties or Liability. Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, acknowledges and agrees that none of the Authorized Representative, the Collateral Agent or any other Pari Passu Secured Party of any other Series has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Pari Passu Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Authorized Representative, the Collateral Agent and the other Pari Passu Secured Parties of any Series, to the extent applicable, will be entitled to manage and supervise their loans and other extensions of credit in the manner determined by them. No Authorized Representative, Collateral Agent or any other Pari Passu Secured Party of any Series shall have any express or implied duty to the Authorized Representative, the Collateral Agent or any other Pari Passu Secured Party of any other Series to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a Default or an Event of Default under any Pari Passu Document (other than, in each case, this Agreement), regardless of any knowledge thereof that they may have or be charged with.

SECTION 5.05 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Pari Passu Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. Other than with respect to Section 5.02(b), which shall also inure to the benefit of the Company, in no event shall any Grantor be a third party beneficiary of this Agreement.

SECTION 5.06 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, .pdf or other electronic imaging means of an executed counterpart of a signature page of this Agreement shall be effective as delivery of an original executed counterpart hereof.

SECTION 5.08 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.09 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.10 Submission to Jurisdiction Waivers; Consent to Service of Process; Waiver of Consequential Damages. Each Authorized Representative and each Collateral Agent, in each case for itself and on behalf of its Related Pari Passu Secured Parties, irrevocably and unconditionally:

(a) submits for itself and its property (and for its Related Pari Passu Secured Parties and their property) in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the Borough of Manhattan and of the United States District Court of the Southern District of

New York, and appellate courts from any thereof and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b) consents and agrees that any such action or proceeding shall be brought exclusively in such courts and waives any objection that it or any of its Related Pari Passu Secured Parties may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Pari Passu Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.10 any special, exemplary, punitive or consequential damages.

SECTION 5.11 WAIVER OF JURY TRIAL. EACH AUTHORIZED REPRESENTATIVE AND EACH COLLATERAL AGENT, IN EACH CASE FOR ITSELF AND ON BEHALF OF ITS RELATED PARI PASSU SECURED PARTIES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 5.12 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.13 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Collateral Documents or any of the other Pari Passu Documents, the provisions of this Agreement shall control.

SECTION 5.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Passu Secured Parties in relation to one another (provided that the Company shall be an intended third party beneficiary under Section 5.02(b)). Other than Section 5.02(b), which shall also inure to the benefit of the Company, none of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.06, 2.08, 2.09 and 2.10 and Article V) is intended to or will amend, waive or otherwise modify the provisions of the Indenture or any other Pari Passu Document), and none of the Company or any other Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Passu Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.15 New Pari Passu Indebtedness. To the extent, but only to the extent permitted by the provisions of the then existing Pari Passu Documents, the Company and the other Grantors may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the Notes Obligations and the Initial Additional Pari Passu Obligations (such indebtedness referred to as “New Pari Passu Indebtedness”); provided that each of the New Authorized Representative of and the New Collateral Agent for any such New Pari Passu Indebtedness, acting on behalf of the holders of such New Pari Passu Indebtedness, becomes a party to this Agreement as an “Additional Authorized Representative” and an “Authorized Representative”, or an “Additional Collateral Agent” and a “Collateral Agent”, as applicable, by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for a New Authorized Representative and a New Collateral Agent to become a party to this Agreement:

(i) such New Agent shall have executed and delivered to each Collateral Agent and each Authorized Representative then party hereto a Joinder Agreement pursuant to which such New Agent becomes an “Additional Authorized Representative” and an “Authorized Representative”, or an “Additional Collateral Agent” and a “Collateral Agent”, as applicable, hereunder, upon which the amounts owing pursuant to the terms of such New Pari Passu Indebtedness shall constitute “Additional Pari Passu Obligations” and “Pari Passu Obligations” and the New Authorized Representative, the New Collateral Agent and the holders of the New Pari Passu Indebtedness (collectively, the “New Secured Parties”) shall become subject to and bound by the provisions of this Agreement as “Additional Pari Passu Secured Parties” and “Pari Passu Secured Parties”;

(ii) the Company shall have (x) delivered to each Collateral Agent and each Authorized Representative then party hereto true and complete copies of each of the Additional Pari Passu Documents relating to such New Pari Passu Indebtedness, certified as being true and correct by an authorized officer of the Company, and (y) identified in a certificate of an authorized officer of the Company the obligations to be designated as New Pari Passu Indebtedness and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then existing Pari Passu Obligations by the terms of the then existing Pari Passu Documents;

(iii) all filings, recordations and/or amendments or supplements to the Collateral Documents necessary or desirable in the reasonable judgment of the New Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such New Pari Passu Indebtedness shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the New Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the New Collateral Agent); and

(iv) the Additional Pari Passu Documents relating to such New Pari Passu Indebtedness shall provide that each New Pari Passu Secured Party will be subject to and bound by the provisions of this Agreement in its capacity as an Additional Pari Passu Secured Party.

SECTION 5.16 Agent Capacities. Except as expressly provided herein or in the Notes Documents, Wilmington Trust, National Association is acting in the capacities of Trustee and Notes Collateral Agent solely for the Notes Secured Parties. Except as expressly provided herein or in the Initial Additional Pari Passu Documents, [    ] is acting in the capacity of Initial Additional Authorized Representative and [    ] is acting in the capacity of Initial Additional Collateral Agent solely for the Initial Additional Pari Passu Secured Parties.1 Except as expressly set forth herein, none of the Trustee, the Notes Collateral Agent, the Initial Additional Authorized Representative, the Initial Additional Collateral Agent or any other Additional Authorized Representative or Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Pari Passu Documents.

SECTION 5.17 Integration. This Agreement, together with any Joinders and the other Pari Passu Documents, represents the agreement of the Pari Passu Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Trustee, the Notes Collateral Agent, the Initial Additional Authorized Representative, the Initial Additional Collateral Agent or any other Pari Passu Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Pari Passu Documents.

SECTION 5.18 Administrative Agent and Representative. It is understood and agreed that (a) the Trustee and the Notes Collateral Agent are entering into this Agreement in their capacities as trustee and collateral agent under the Indenture and the provisions of Article VII and Section 12.9 of the Indenture applicable to the Trustee and “Collateral Agent” (as defined therein) thereunder shall also apply to it hereunder and (b) [    ] is entering into this

[1]	Include similar acknowledgement for each Additional Collateral Agent and Additional Authorized Representative.

Agreement in its capacity as [Administrative Agent] [Trustee] under [credit agreement] [indenture] and the provisions of Article [    ] of such [credit agreement] [indenture] applicable to [    ] (as defined therein) thereunder shall also apply to it hereunder2.

[2]	Include similar acknowledgements for the Initial Additional Authorized Representative and each Additional Authorized Representative and Additional Collateral Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Notes Collateral Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

[ ],
as Initial Additional Collateral Agent

By:
Name:
Title:

ANNEX I

Initial Grantors

[●]

[●]

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [            ] dated as of [            ], 20[    ] (this “Joinder”), to the PARI PASSU LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Pari Passu Lien Intercreditor Agreement”), among WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee for the holders of the Notes (in such capacity and together with its successors in such capacity, the “Trustee”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent for the Notes Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), [                    ], as Authorized Representative for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), [                    ], as Collateral Agent for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Collateral Agent”), and each ADDITIONAL AUTHORIZED REPRESENTATIVE and ADDITIONAL COLLATERAL AGENT from time to time party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Lien Intercreditor Agreement.

B. As a condition to the ability of the Company or the other Grantors, as applicable, to incur New Pari Passu Indebtedness and to secure such New Pari Passu Indebtedness with the Liens created by the Collateral Documents relating thereto, (1) the New Authorized Representative in respect of such New Pari Passu Indebtedness is required to become an “Additional Authorized Representative” and an “Authorized Representative” under the Pari Passu Lien Intercreditor Agreement, (2) the New Collateral Agent in respect of such New Pari Passu Indebtedness is required to become an “Additional Collateral Agent” and a “Collateral Agent” under the Pari Passu Lien Intercreditor Agreement, (3) all amounts owing pursuant to the terms of such New Pari Passu Indebtedness are required to be designated as “Additional Pari Passu Obligations” and “Pari Passu Obligations” under the Pari Passu Lien Intercreditor Agreement and (4) the New Authorized Representative, the New Collateral Agent and the holders of the New Pari Passu Indebtedness (collectively, the “New Pari Passu Secured Parties”) are required to become subject to and agree to be bound by the Pari Passu Lien Intercreditor Agreement as “Additional Pari Passu Secured Parties” and “Pari Passu Secured Parties” thereunder. Section 5.15 of the Pari Passu Lien Intercreditor Agreement provides that each of the foregoing shall be effected by the execution and delivery by the New Authorized Representative and the New Collateral Agent of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.15 of the Pari Passu Lien Intercreditor Agreement. The undersigned New Authorized Representative and New Collateral Agent are executing this Joinder in accordance with the requirements of the Pari Passu Lien Intercreditor Agreement and the Collateral Documents.

[1]	In the event of the Refinancing of the Notes Obligations, revise to reflect joinder by a new Notes Collateral Agent.

ANNEX II-1

Accordingly, the parties hereto hereby agree as follows:

SECTION 1. In accordance with Section 5.15 of the Pari Passu Lien Intercreditor Agreement, (a) the New Authorized Representative, by its signature below, becomes an “Additional Authorized Representative” and an “Authorized Representative” under the Pari Passu Lien Intercreditor Agreement, (b) the New Collateral Agent, by its signature below, becomes an “Additional Collateral Agent” and a “Collateral Agent” under the Pari Passu Lien Intercreditor Agreement, (c) all amounts owing pursuant to the terms of such New Pari Passu Indebtedness are being designated as “Additional Pari Passu Obligations” and “Pari Passu Obligations” under the Pari Passu Lien Intercreditor Agreement and (d) the New Pari Passu Secured Parties shall be subject to and bound the Pari Passu Lien Intercreditor Agreement as “Additional Pari Passu Secured Parties” and “Pari Passu Secured Parties” thereunder, in each case with the same force and effect as if originally a party to the Pari Passu Lien Intercreditor Agreement or originally named as such in the Pari Passu Lien Intercreditor Agreement, as applicable. Each of the New Authorized Representative and the New Collateral Agent, on its behalf and on behalf of the New Pari Passu Secured Parties, hereby agrees to all the terms and provisions of the Pari Passu Lien Intercreditor Agreement applicable to it, and acknowledges and agrees that that New Pari Passu Indebtedness and the Liens on any Collateral securing the same shall be subject to the terms of the Pari Passu Intercreditor Agreement. The Pari Passu Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Authorized Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Passu Secured Parties that (a) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent] [collateral agent], (b) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and (c) the Additional Pari Passu Documents relating to such New Pari Passu Indebtedness provide that, upon the New Authorized Representative’s and the New Collateral Agent’s execution of this Joinder, the New Pari Passu Secured Parties will be subject to and bound by the provisions of the Pari Passu Lien Intercreditor Agreement as Additional Pari Passu Secured Parties, and such New Pari Passu Indebtedness and the Liens on the Collateral securing such New Pari Passu Indebtedness shall be subject to the provisions of the Pari Passu Lien Intercreditor Agreement.

SECTION 3. This Joinder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Pari Passu Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Joinder.

SECTION 4. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Joinder shall become effective when each Authorized Representative and each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the

ANNEX II-2

New Authorized Representative and the New Collateral Agent. Delivery by facsimile, .pdf or other electronic imaging means of an executed counterpart of a signature page of this Joinder shall be effective as delivery of an original executed counterpart hereof.

SECTION 5. Except as expressly supplemented hereby, the Pari Passu Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 6. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. If any provision of this Joinder is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Joinder shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Lien Intercreditor Agreement. All communications and notices hereunder to the New Authorized Representative and the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

ANNEX II-3

IN WITNESS WHEREOF, each of the New Authorized Representative and the New Collateral Agent has duly executed this Joinder as of the day and year first above written.

[NAME OF NEW AUTHORIZED REPRESENTATIVE], as
[ ],

By:
Name:
Title:

[NAME OF NEW COLLATERAL AGENT], as
[ ],

By:
Name:
Title:

Address for notices:

Attention of:

Fax:

ANNEX III

PARI PASSU LIEN INTERCREDITOR AGREEMENT

ACKNOWLEDGMENT

1. Acknowledgement. Each of LSF9 CYPRESS PARENT LLC, a Delaware limited liability company (“Holdings”), LSF9 CYPRESS HOLDINGS LLC, a Delaware limited liability company (the “Company”) and FBM Finance, Inc. (the “Co-Issuer”), and each of the undersigned subsidiaries of the Company (together with the Company and Holdings, collectively, the “Grantors”) acknowledges that it has received a copy of the Pari Passu Lien Intercreditor Agreement dated as of [                    ] (the “Pari Passu Lien Intercreditor Agreement”), among WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee for the holders of the Notes (in such capacity and together with its successors in such capacity, the “Trustee”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent for the Notes Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), [                    ], as Authorized Representative for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), [                    ], as Collateral Agent for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Collateral Agent”), and each ADDITIONAL AUTHORIZED REPRESENTATIVE and ADDITIONAL COLLATERAL AGENT from time to time party thereto, as in effect on the date hereof, and consents thereto, agrees to recognize all rights granted thereby to the Authorized Representatives, the Collateral Agents and the Pari Passu Secured Parties, and agrees that it shall not do any act or perform any obligation which is not in accordance with the agreements set forth in the Pari Passu Lien Intercreditor Agreement as in effect on the date hereof (and, to the extent such Grantor has been notified of the terms of any amendment, as amended or otherwise modified pursuant thereto). Each of the Grantors further acknowledges and agrees that (a) other than with respect to Section 5.02(b) of the Pari Passu Lien Intercreditor Agreement, under which the Company is a third party beneficiary, no Grantor is a beneficiary or third party beneficiary of the Pari Passu Lien Intercreditor Agreement, (b) no Grantor has any rights under the Pari Passu Lien Intercreditor Agreement, and no Grantor may rely on the terms of the Pari Passu Lien Intercreditor Agreement, in each case other than Section 5.02(b) of the Pari Passu Lien Intercreditor Agreement, which also inures to the benefit of the Company, and (c) nothing in the Pari Passu Lien Intercreditor Agreement shall impair, as between the Grantors and any Authorized Representative, Collateral Agent or other Pari Passu Secured Party the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in applicable Pari Passu Documents.

2. Controlling Collateral Agent. The Company shall provide a certificate of a responsible officer of the Company to each Collateral Agent and each Authorized Representative party to the Pari Passu Lien Intercreditor Agreement of any change in the identity of the Controlling Collateral Agent promptly upon becoming aware thereof (but in no event later than 10 Business Days following obtaining knowledge of such change).

3. Additional Grantors. The Company agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to acknowledge the terms of the Pari Passu Lien Intercreditor Agreement by executing and delivering an instrument in the form hereof. The rights and obligations of each Grantor party hereto under this Acknowledgment shall remain in full force and effect notwithstanding the execution of a similar acknowledgment by any other Grantor.

ANNEX III-I

4. Notices. The address of the Grantors for purposes of all notices and other communications hereunder and under the Pari Passu Lien Intercreditor Agreement is:

[ ● ]

With a copy to:

[ ● ]

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a fax or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

5. Counterparts. This Acknowledgement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document. Delivery of an executed signature page to this Acknowledgement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Acknowledgement.

6. Governing Law. THIS ACKNOWLEDGEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Miscellaneous. Each Authorized Representative, each Collateral Agent and each other Pari Passu Secured Party is an intended beneficiary of this Acknowledgement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Pari Passu Lien Intercreditor Agreement.

ANNEX III-2

ACKNOWLEDGED AS OF THE DATE FIRST WRITTEN ABOVE:

LSF9 CYPRESS PARENT LLC

By:
Name:
Title:

LSF9 CYPRESS HOLDINGS LLC

By:
Name:
Title:

[ ]

By:
Name:
Title: